UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2025

PROXY STATEMENT

NATIONAL CINEMEDIA, INC.

Notice

2025 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of National CineMedia, Inc. The close of business on March 10, 2025 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive in the enclosed proxy statement and proxy card, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Meeting Date:	May 1, 2025
Meeting Time:	7:30 a.m. Mountain Time
Location:	6300 S Syracuse Way, Suite 300 Centennial, CO 80111
Record Date:	March 10, 2025

Annual Meeting Business:

We have electronically disseminated our Annual Meeting materials by using the "Notice and Access" method approved by the U.S. Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The proxy statement and Annual Report for the fiscal year ended December 26, 2024 are available at www.edocumentview.com/ncmi. At the Annual Meeting, you will be asked to consider the following:

Proposal		Board Recommendation
1	To elect the seven nominees named in the accompanying proxy statement, each to serve until the Company’s next Annual Meeting or until their respective successors are duly elected or qualified;	☑	FOR each director nominee
2	To approve, on an advisory basis, our executive compensation;	☑	FOR
3	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending January 1, 2026;	☑	FOR
4	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Centennial, Colorado	Maria V. Woods
March 21, 2025	Executive Vice President, General Counsel and Secretary

PROXY SUMMARY

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage stockholders to read the entire Proxy Statement and our 2024 Annual Report before voting their shares. The accompanying proxy is solicited by the board of directors (“Board of Directors” or “Board”) of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, “NCM” or the “Company”), for use at the 2025 Annual Meeting of Stockholders at the time and place shown below. Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”).

2025 Annual Meeting of Stockholders
Date and Time	Location	Record Date	Mailing Date
May 1, 2025 7:30 a.m., MT	6300 S Syracuse Way, Suite 300 Centennial, CO 80111	March 10, 2025	On or about March 21, 2025

Meeting Agenda and Board Recommendations
Proposals for your vote		Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of directors		FOR each nominee	Plurality of votes cast	8
Proposal 2: To approve, on an advisory basis, our executive compensation		FOR	Majority of votes present and entitled to vote	44
Proposal 3: To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending January 1, 2026.		FOR	Majority of votes present and entitled to vote	45

Director Nominees
Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
David E. Glazek	47	2019**	Yes	Partner Sunago Capital Partners, LP Executive Chairman of Turning Point Brands, Inc. Adjunct Professor Columbia Business School		Chair	●
Nicholas Bell	41	2023	Yes	Chief Executive Officer of Fanatics Live		●	●
Kelly Campbell	46	N/A	Yes	Former President of Peacock and Hulu
Juliana F. Hill	56	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair		●
Nathan "Tripp" Lane	47	2024	Yes	Founder and Partner of Delancey Cove LLC	●
Thomas F. Lesinski	65	2014	No	Chief Executive Officer of NCM, Inc.
Joseph Marchese	43	2023	Yes	General Partner Human Ventures and Casa Komos Brands Group	●	●
* A = Audit Committee, C = Compensation and Leadership Committee, NG = Nominating and Governance Committee
** Chair of the Board effective February 27, 2025

PROXY SUMMARY (CONTINUED)
CORPORATE GOVERNANCE HIGHLIGHTS

The Company demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our stockholders. Highlights of our corporate governance practices are summarized below.

Accountability:
w	All directors stand for election annually.
w

Directors are elected by a plurality of votes cast, subject to our director resignation policy. If a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration.

w	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy.
Independence:
w	6 of 7 director nominees are independent with our Chief Executive Officer ("CEO") serving as the only non-independent director.
w	Board committees are comprised solely of independent directors.
w	Independent directors regularly meet in private without management.
Board Practices:
w	Board of Directors and each Board committee conducts an annual self-assessment. An external evaluator will assist with such self-evaluation at least once every three years.
Leadership Structure:
w	Separate Chair and CEO leadership structure to maintain independence between Board oversight and operating decisions of the Company.
Stock Ownership Requirements:
w

Executive and director stock ownership requirements must be met within five years of appointment, as follows:

- CEO: Lesser of three times base salary or 500,000 shares.

- President and Executive Vice Presidents: Lesser of base salary or 75,000 shares.

- Non-employee directors: Three times the annual cash retainer for non-employee independent directors.

w	As of March 10, 2025, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS

May 1, 2025

7:30 a.m. Mountain Time

General Information

Why am I receiving these proxy materials?

You received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting. By giving your proxy, you authorize persons selected by the Board to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received before the Annual Meeting will be voted in accordance with the stockholder's specific voting instructions.

We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the U.S. Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as how to receive paper copies if preferred. Our proxy materials are also available on the Internet at www.edocumentview.com/ncmi. We will hold the Annual Meeting at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, on May 1, 2025 at 7:30 a.m. Mountain Time.

What specific proposals will be considered and acted upon at NCM, Inc.’s Annual Meeting?

The specific proposals to be considered and acted upon at the Annual Meeting are:

Proposal No. 1 — To elect seven directors, each to serve until the Company’s next Annual Meeting or until his or her respective successor is duly elected or qualified;

Proposal No. 2 — To approve, on an advisory basis, the compensation of our named executive officers; and

Proposal No. 3 — To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending January 1, 2026.

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies will be voted in the discretion of the proxy holders.

What is included in the proxy materials?

The proxy materials include the Company’s Notice of Annual Meeting of Stockholders, proxy statement and the Annual Report for the fiscal year ended December 26, 2024, which includes our audited consolidated financial statements.

What do I need to bring with me to attend the Annual Meeting?

If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in “street name,” please bring photo identification and the “legal proxy,” which is described below under the question “If I am a beneficial owner of shares held in ‘street name,’ how do I vote?”, or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

Who can vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on March 10, 2025 as the record date. We had 95,192,212 shares of our common stock outstanding as of the close of business on the record date.

How many votes am I entitled per share of common stock?

Holders of our common stock are entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding NCM, Inc.’s shares of common stock as a stockholder of record and a beneficial owner?

Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name.”

Stockholder of Record: If your shares of our common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares, and we delivered these proxy materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.

Beneficial Owner: If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered these proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

If I am a stockholder of record of NCM, Inc. shares, how do I vote?

Voting by Internet. You can vote through the Internet by following the instructions provided in the proxy card that you received. Go to www.edocumentview.com/ncmi, follow the instructions on the screen to log in, make your selections as instructed and vote.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card that you received.

Voting in Person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by Telephone. From a touch-tone telephone, dial 1-800-652-VOTE (8683) and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

If I am a beneficial owner of shares held in “street name,” how do I vote?

Voting by Internet. You can vote over the Internet by following the instructions provided in the voting instruction form provided to you by your broker, bank or other nominee.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form that you received.

Voting in Person. If you plan to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I submit a proxy but I do not give specific voting instructions?

Stockholder of Record: If you are a stockholder of record of shares of our common stock, and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board of Directors, Thomas Lesinski and Maria Woods, who are officers of the Company, will vote your shares FOR the seven director nominees; FOR advisory approval of the Company’s executive compensation; and FOR the ratification of the selection of Grant Thornton LLP as our independent auditors for our 2025 fiscal year.

Beneficial Owner: If you are a beneficial owner of shares of our common stock held in “street name” and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on “routine” proposals but cannot vote on your behalf for “non-routine” proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as “broker non-votes”.

Which ballot measures are considered “routine” or “non-routine”?

We believe that the ratification of the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending January 1, 2026. (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory approval of the Company’s executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters and may not vote without instructions on routine matters. A broker non-vote will have no effect on Proposal Nos. 1 and 2.

What is the quorum requirement for the Annual Meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. One-third of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. We will also count broker non-votes for the purpose of determining if there is a quorum.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, each director will be elected by a plurality of the votes cast. This means that the seven director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors. You are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Approval of Proposal No. 2, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.

How are abstentions treated?

Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Annual Meeting. A vote withheld for a nominee in the election of directors (Proposal No. 1) will have no effect on the election of the director nominee, although if a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting, it will have the same effect as a vote against such proposal.

Can I change my vote or revoke my proxy after I have voted?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Secretary, a written notice of revocation. You can also change your vote by voting through one of the methods described above or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

Who is paying for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson as our proxy solicitor and we will pay Georgeson approximately $11,000, plus expenses. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends a vote FOR each of Proposal Nos. 1, 2 and 3. Specifically, our Board of Directors recommends a vote:

FOR the election of each of David E. Glazek, Nicholas Bell, Kelly Campbell, Juliana F. Hill, Nathan "Tripp" Lane, Thomas F. Lesinski and Joseph Marchese to our Board of Directors;

FOR the advisory approval of the Company’s executive compensation; and

FOR the ratification of the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending January 1, 2026.

Where can I find the Company’s Annual Report?

Our 2024 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 26, 2024, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the U.S. Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935. You may also view the Annual Report at https://investor.ncm.com.

What is “householding” and how does it affect me?

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935.

Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Whom should I call if I have questions about the Annual Meeting?

You should call Georgeson, our proxy solicitor, at (866) 203-9357.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors has nominated the following seven directors for election at the Annual Meeting. Important summary information about the nominees for director is set forth in the table below. Following the table is certain biographical information about each nominee for director, as well as selected information about specific qualifications, attributes, skills and experience that led our Board to conclude that each nominee for director is qualified to serve on our Board.

Board Composition

Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
David E. Glazek	47	2019**	Yes	Partner Sunago Capital Partners, LP Executive Chairman of Turning Point Brands, Inc. Adjunct Professor Columbia Business School		Chair	●
Nicholas Bell	41	2023	Yes	Chief Executive Officer of Fanatics Live		●	●
Kelly Campbell	46	N/A	Yes	Former President of Peacock and Hulu
Juliana F. Hill	56	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair		●
Nathan "Tripp" Lane	47	2024	Yes	Founder and Partner of Delancey Cove LLC	●
Thomas F. Lesinski	65	2014	No	Chief Executive Officer of NCM, Inc.
Joseph Marchese	43	2023	Yes	General Partner Human Ventures and Casa Komos Brands Group	●	●
* A = Audit Committee, C = Compensation and Leadership Committee, NG = Nominating and Governance Committee
** Chair of the Board effective February 27, 2025

Our Board values having directors that reflect diverse perspectives, including those based on background and professional expertise that are relevant to the Company’s advertising businesses. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics, which requires consideration of various factors in compliance with applicable law. In addition, the Committee seeks nominees that will complement the existing members and provide diversity of background and professional expertise. Our Board believes it currently has a broad range of experience and backgrounds and will continue to revisit the makeup of the Board in the future.

The United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) entered an order confirming National CineMedia, LLC’s (“NCM LLC”) Modified First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code (as amended, the “Plan”). On August 7, 2023, all the conditions to effectiveness of the Plan were satisfied or waived, the Restructuring Transactions were substantially consummated and NCM LLC emerged from bankruptcy.

On August 7, 2023, the Company entered into a Director Designation Agreement (the “Creditor Designation Agreement”) among the Company, the Consenting Creditor Designation Committee (as defined in the Creditor Designation Agreement) (the “Designation Committee”) and Blantyre Capital Limited (“Blantyre”) in accordance with the Plan. The Designation Agreement provides for the designation of up to six directors, three of whom must be independent, by the Designation Committee and Blantyre going forward.

Designation Committee Rights. During the Committee Designation Period (defined below), the Designation Committee shall have the right to designate a specified number of directors based on the percentage of the issued and outstanding equity interests of the Company and NCM LLC membership units on an as converted to Common Stock basis (“NCMI Interests”) that are owned by the Consenting Creditors (as defined in the Creditor Designation Agreement). The number of directors that may be designated is based on the following: (i) up to six directors, three of whom must be independent, as long as the Consenting Creditors hold at least 56% of the NCMI Interests as of any applicable Attestation Date, as defined in the Creditor Designation Agreement; (ii) up to five directors, two of whom must be independent, as long as the Consenting Creditors hold less than 56% but at least 50% of the NCMI Interests as of any applicable Attestation Date; (iii) up to four directors, two of whom must be independent, as long as the Consenting Creditors hold less than 50% but at least 34% of the NCMI Interests as of any applicable Attestation Date; (iv) up to three directors, one of whom must be independent, as long as the Consenting Creditors hold less than 34% but at least 23% of the NCMI Interests as of any applicable Attestation Date; (v) up to two directors, one of whom must be independent, as long as the Consenting Creditors hold less than 23% but at least 12% of the NCMI Interests as of any applicable Attestation Date; and (vi) one director as long as the Consenting Creditors hold less than 12% but at least 5% of the NCMI Interests as of any applicable Attestation Date. In each case, the number of directors that may be designated by the Designation Committee shall be reduced by the number of directors appointed by Blantyre, whose rights are described below.

The “Committee Designation Period” will end on the earliest to occur of (i) the day following the Company’s 2025 annual general meeting of its stockholders and (ii) the Attestation Date, if any, on which the Consenting Creditors collectively cease to hold, or manage funds or accounts that hold, at least 5% of the NCMI Interests. Each year prior to the Company’s stockholder meeting, the Company will reach out to the Consenting Creditors to determine their individual and collective ownership of the NCMI Interests for purposes of determining the number of directors to be designated by the Designation Committee.

In the event that a member of the Designation Committee ceases to own at least 50% of the NCMI Interests it held as of August 7, 2023, then the member will be replaced by another Consenting Creditor as determined by the Company subject to the conditions in the Creditor Designation Agreement.

Blantyre Rights. During the Blantyre Designation Period (defined below), Blantyre shall have the right to designate (i) two directors, one of whom must be independent, as long as Blantyre holds at least 15% of the NCMI Interests and (ii) one director as long as Blantyre holds less than 15% but at least 10% of the NCMI Interests.

The “Blantyre Designation Period” will end on the earlier of (i) the day following the Company’s 2026 annual general meeting of its stockholders and (ii) the date, if any, on which Blantyre ceases to hold, or manage funds or accounts that hold, at least 10% of the NCMI Interests.

As of January 9, 2025, which is the Attestation Date under the Director Designation Agreement, the Consenting Creditors held approximately 41% of the NCMI Interests, of which Blantyre Capital held approximately 28% of the NCMI Interests. Pursuant to the terms of the Director Designation Agreement, this ownership level grants the Designation Committee the right to designate up to 4 directors, 2 of whom must be independent, and of those directors, Blantyre has the right to designate 2 directors. Blantyre nominated two directors, Nathan Lane and David Glazek, and the Designation Committee nominated two directors, Juliana Hill and Nicholas Bell, and each of these nominees was nominated by the Board for election at the Annual Meeting.

Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that all directors are included within one class and that the number of total directors will not be more than eleven. The number of currently authorized director positions is nine, which will be reduced to seven effective immediately prior to the Annual Meeting, pursuant to our Bylaws. Each member serves a one-year term until the next Annual Meeting and until his or her successor is duly elected and qualified.

Business Experience of Nominees

We are soliciting proxies in favor of the election of each nominee identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable, are set forth below. In addition, we have included information about each nominee’s experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company, in light of our business and corporate structure.

David E. Glazek Non-Employee Chair Independent Director Director Since: 2019 Age: 47 Committees: Compensation and Leadership - Chair Nominating and Governance

Mr. Glazek has over 15 years of experience investing in distressed, special situations and private credit strategies, including as a Partner and Portfolio Manager of Standard General, LP. from 2008-2023 and Sunago Capital Partners, LP since 2023. He also serves as Executive Chairman of Turning Point Brands, Inc., a consumer products company, since 2019, as a Director of Workers Benefit Consortium, Inc. since 2021 and an Adjunct Professor at Columbia Business School since 2021. He previously worked at Lazard Freres & Co and the Blackstone Group. Throughout his career he has served on numerous public and private company boards of directors. Mr. Glazek holds a Bachelor of Arts from the University of Michigan and a J.D. from Columbia Law School.

Qualifications:

Mr. Glazek’s extensive experience overseeing the operations of public and private companies, as well as his deep capital markets, legal, governance, transactional, and restructuring expertise qualifies him to serve on our Board of Directors.

Nicholas Bell Independent Director Director Since: 2023 Age: 41 Committees: Compensation and Leadership Nominating and Governance

Mr. Bell has been the Chief Executive Officer of Fanatics Live, a digital commerce company, since January 2023. Prior to Fanatics Live, Mr. Bell was the Senior Director & Head of Product, Google Images, at Google, a multinational technology company, from June 2020- December 2022, a Co-Founder & managing Partner at Attention Capital, a media and technology holding company, from February 2019-May 2020, the Vice Global Head of Content & Partnership at Snap, a social media platform company, from April 2014 to January 2019, and Senior Vice-President, Digital Products, News Corporation from 2013 to 2014.

Qualifications:

Mr. Bell’s current role of Chief Executive Officer of Fanatics Live qualifies him to offer media sales and investment advice to our management and Board. Mr. Bell’s significant business experience allows him to contribute business and content strategies as a member of our Board of Directors.

Kelly Campbell Independent Director Nominee Director Since: N/A Age:46 Committees: None.

Ms. Campbell served as President of Peacock, NBCUniversal’s streaming service, from November 2021 to March 2025. Prior to joining Peacock, Ms. Campbell served as President of Hulu from February 2020 to October 2021 and as Chief Marketing Officer of Hulu from August 2017 to February 2020. From 2005 to 2017, Ms. Campbell held a variety of roles at Google across the Google Ads and Google Cloud businesses. Ms. Campbell also serves on the board of Urban Outfitters, Inc.

Qualifications: Ms. Campbell brings extensive experience in the streaming services and advertising industry that qualifies her to serve on our Board of Directors.

Juliana F. Hill Independent Director Director Since: 2020 Age: 56 Committees: Audit - Chair Nominating and Governance

Ms. Hill is the owner of JFH Consulting, which she founded in 2013 to provide financial and strategic advisory services. From 2013 to April 2019, Ms. Hill worked at iHeartMedia, Inc., formerly Clear Channel Communications, Inc., as the Senior Vice President of Liquidity and Asset Management, and also led a steering committee for the separation of iHeartMedia's subsidiary, Clear Channel Outdoor Holdings. Prior to this, from 2000 to 2010, she worked as iHeartMedia’s Senior Vice President of Finance. Ms. Hill also serves on the board of PLBY Group, Inc.

Previously, Ms. Hill was an associate in US West Communications, Inc.’s executive development program and an audit manager at Ernst & Young LLP.

Qualifications:

Ms. Hill's experience as a financial executive in a media company qualifies her to serve on our Board of Directors and as chair of our Audit Committee and to provide guidance to our accounting function and financial advice to our Board.

Nathan "Tripp" Lane Independent Director Director Since: 2024 Age: 47 Committees: Audit

Mr. Lane is the founder of Delancey Cove LLC, a consulting firm, under which he has acted as an advisor, board member and interim manager for companies undergoing turnarounds and restructurings since 2017. Mr. Lane has also served as a director for a number of public and private companies since 2019, including as a non-executive director of Card Factory, PLC since 2020. Prior to Delancey Cove, Mr. Lane was an investment professional with BlueMountain Capital Management, LLC, a hedge fund, from 2015 to 2017, and a Principal at Apax Partners, L.P., a global private equity advisory firm, from 2006 to 2015 where he focused on investments in the consumer, retail and media industries. Mr. Lane holds a B.A. from Colgate University, an M.A. from the School of Advanced International Studies (SAIS), Johns Hopkins University, and an M.B.A. from The Wharton School, University of Pennsylvania.

Qualifications:

Mr. Lane’s extensive experience serving as an advisor to companies in turnarounds and special situations and his experience investing in media companies qualifies him to serve on the Company’s Board of Directors.

Thomas F. Lesinski Chief Executive Officer and Director Director Since: 2014 Age: 65 Committees: None

Mr. Lesinski was appointed the Chief Executive Officer of NCM effective August 2, 2019. Previously, he served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio from January 2016 to August 2019 and a member of its Board until February 2020. Mr. Lesinski served as the founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015. From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.

Mr. Lesinski served as Non-Employee Chairman of NCM from August 1, 2018 to August 1, 2019.

Qualifications:

Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski's previous experience as a Chief Executive Officer and current role as the Company's Chief Executive Officer provides valuable perspective as a director.

Joseph Marchese Independent Director Director Since: 2023 Age:43 Committees: Compensation and Leadership Audit

Mr. Marchese has been the Co-Founder and General Partner of Human Ventures, a venture capital firm, since 2015, Co-Founder and General Partner of Casa Komos Brands Group, a venture capital firm, since July 2018, and Co-Founder and Chairman of Groundswell.io, a corporate social responsibility software company, since June 2021. Previously, Mr. Marchese served as President of Advertising Revenue for Fox Networks Group, a television and asset management company, from February 2015 to March 2019. Prior to Fox Networks, Mr. Marchese held other various roles as a media executive, management consultant and multiple time entrepreneur. Mr. Marchese is a widely recognized leader in the media and technology industries and was inducted into the Advertising Hall of Achievement in 2016. Mr. Marchese has been a member of the board of directors of Clear Channel Outdoor Group since 2019 and serves on the board of other privately held media and non-profit companies.

Qualifications: Mr. Marchese has extensive experience in the media and advertising industries and will bring important insights to our Board regarding our industry.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting. This means that the seven director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors.

Director Resignation Policy

It is the Company's desire that any director elected to the Board of Directors in an uncontested election shall receive a majority vote of the stockholders who vote on the proposal. As such, in the event of an uncontested election where a nominee not designated pursuant to a contractual right is elected by a plurality but not a majority vote of the stockholders who vote on the proposal, the director will tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will decide to accept or reject such resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors or other information they deem appropriate and relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. A director whose resignation is under consideration will abstain from participating in any decision regarding the resignation. If the nominee is designated pursuant to a contractual right, the Company will consult with the designating entity about the possibility of a different candidate at the following year's annual meeting.

Recommendation

Our Board of Directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

Independence of Our Board of Directors

Our Board of Directors has affirmatively determined that David E. Glazek, Nicholas Bell, Juliana F. Hill, Nathan Lane and Joseph Marchese, all of whom are current directors of the Company, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by Nasdaq. Our Board of Directors has also determined that Kelly Campbell will qualify as an independent director, as discussed below, if elected to the Board of Directors. There are no family relationships among any of our executive officers, directors or nominees for director.

The Nasdaq rules provide that, in order to determine that a director is independent, the Board must determine that the director has no relationship with the Company that would impair their independence. When assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.

In making its independence determinations, the Board considered, among other things, the director independence standards under the Nasdaq rules, and our Corporate Governance Guidelines, relevant transactions between the company and entities associated with the directors, as described under the heading "Certain Relationships and Related Party Transactions," and determined that none have any relationship with the company or other relationships that would impair the directors' independence.

Company Leadership Structure

Our Board previously determined to split the roles of Chair of the Board of Directors and CEO. Our CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chair sets the agenda for Board meetings and presides over meetings of the full Board in its oversight role. We believe this leadership structure will best serve the objectives of our Board’s oversight of management, our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders and the Company’s overall corporate governance.

Our Board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.

Board’s Role in Risk Oversight

Our Board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. Our Board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. Our Compensation and Leadership Committee is responsible for overseeing the management of risks relating to our executive compensation. Our Audit Committee is responsible for overseeing the management of financial risks, including cybersecurity risks. Our Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire Board is regularly informed of each committee’s analysis.

Our named executive officers and other senior executives of NCM LLC provide periodic updates to our Board on the strategic, operational, financial, cybersecurity, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.

Compensation Risk Assessment

We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation and Leadership Committee reviews the compensation policies and practices for employees, including executive officers. Among other things, our Compensation and Leadership Committee considers whether the compensation program encourages excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, our Compensation and Leadership Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. Our Compensation and Leadership Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and at times retention incentives, is balanced and does not motivate imprudent risk-taking.

Compensation Committee Interlocks and Insider Participation

Members of Compensation and Leadership Committee have never been officers or employees of the Company and have no relationship with the Company other than as directors and stockholders. During 2024, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or compensation committee of the Company.

Meetings of Our Board of Directors and Standing Committees

Our Board of Directors held 6 meetings during the fiscal year ended December 26, 2024. During our 2024 fiscal year, none of our incumbent directors attended fewer than 75% of the aggregate total number of meetings of our Board of Directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of our Board of Directors on which he or she served. The Company does not have a formal policy regarding attendance by members of our Board of Directors at the Company’s Annual Meeting but encourages our directors to attend.

All of our incumbent directors attended our Annual Meeting of Stockholders held on May 9, 2024. The three standing committees of our Board of Directors are our Audit Committee, Compensation and Leadership Committee and Nominating and Governance Committee. Periodically our Board has established a special committee to review significant transactions and other matters.

The following table shows the current committee membership:

DIRECTOR COMMITTEE MEMBERSHIP

Director	Audit Committee	Compensation and Leadership Committee	Nominating and Governance Committee
David E. Glazek		Chair	X
Nicholas Bell		X	X
Juliana F. Hill	Chair		X
Nathan "Tripp" Lane	X
Thomas F. Lesinski
Joseph Marchese	X	X

Audit Committee	Key Responsibilities:
Our Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:
Committee Members	◆	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
Juliana F. Hill, Chair
Nathan Lane	◆	review all “Related Party Transactions” as such term is defined under Nasdaq rules and the Statement of Policy with Respect to Related Party Transactions;
Joseph Marchese
	◆	the performance of our internal audit function and independent auditor;
◆

confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed; and reviewing the Company's risk assessment and risk management practices, including cybersecurity and privacy compliance and exposure.

Number of meetings in 2024:

Our Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters, and overseeing the Company's compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics and insider trading policy. Our Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently reviewed by the Committee and approved by our Board in January 2025 in conjunction with the charter's annual review. The current version of the charter is available on our website at https://investor.ncm.com.

7
Independence and Financial Literacy

Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act and by Nasdaq. Each of them also meets the financial literacy requirements of Nasdaq. Our Board of Directors has affirmatively determined that Ms. Hill qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations, due to her experience as a financial consultant, in financial leadership positions where she was responsible for her company’s financial statements and her experience in the public accounting industry.

Compensation and Leadership Committee	Key Responsibilities:
Our Compensation and Leadership Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to assist our Board in discharging its responsibilities relating to compensation of our CEO and other executive officers;
David E. Glazek, Chair
Nicholas Bell	◆ to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by our Board);
Joseph Marchese
◆

to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officer; and in consultation with the CEO review the Company's talent development process and executive succession planning process.

Number of meetings in 2024:

Our Compensation and Leadership Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation and Leadership Committee charter was most recently reviewed by the Committee and approved by our Board in January 2025. The current version of the charter is available on our website at https://investor.ncm.com at the Investor Relations link.

6
Independence

Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Use of Consultants

Our Compensation and Leadership Committee engaged Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized consulting firm, to assess the competitiveness of 2024 compensation for the executive officers and review the 2025 Proxy Statement. Prior to retaining Meridian, our Compensation and Leadership Committee reviewed its independence as contemplated by the Compensation and Leadership Committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that Meridian is independent from the Company, our Compensation and Leadership Committee and our executive officers.

Nominating and Governance Committee	Key Responsibilities:
Our Nominating and Governance Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to identify individuals qualified to become Board members, and to recommend director nominees to our Board;
Nicholas Bell
David E. Glazek	◆ to oversee the evaluation of our Board and its committees, including the use of an external evaluator at least once every three years;
Juliana Hill
◆ to review and recommend to the Board the compensation structure and stock ownership standards for non-employee directors; and
Number of meetings in 2024:
8	◆ to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to our Board such changes as it may deem appropriate.

Our Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Nominating and Governance Committee and approved by our Board in January 2025. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at https://investor.ncm.com.

Independence
Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.
Nomination of Candidates and Other Responsibilities

Our Nominating and Governance Committee identifies individuals qualified to become Board members, other than the director candidates designated pursuant to the Creditor Designation Agreement and the Designation Committee, and recommends director nominees to our Board for each annual meeting of stockholders or in connection with filling a vacancy on our Board between annual meetings. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our Board of Directors and its committees. Our Nominating and Governance Committee recommends to our Board of Directors the terms of our Corporate Governance Guidelines. Our Nominating and Governance Committee reviews such guidelines and the provisions of our Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. Our Nominating and Governance Committee also monitors our and our Board of Director’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors and its committees.

Nomination of Directors. Six out of seven nominees are current directors. All of the nominees were formally nominated by the Nominating and Governance Committee and were approved by the Board of Directors.

As the need to fill vacancies arises in the future, our Nominating and Governance Committee will seek individuals qualified to become Board members for recommendation to our Board. Our Nominating and Governance Committee would consider potential director candidates recommended by stockholders, including under the Creditor Designation Agreement, and use the same criteria for screening all candidates, regardless of who proposed such candidates.

Our Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to our Board of Directors possess the following qualifications, among others:

(a)
the highest level of personal and professional ethics, integrity, and values;
(b)
expertise that is useful to us and is complementary to the background and expertise of the other members of our Board of Directors;
(c)
a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on our Board of Directors;
(d)
a desire to ensure that our operations and financial reporting are conducted in a transparent manner and in compliance with applicable laws, rules, and regulations; and
(e)
a dedication to the representation of the best interests of all our stockholders.

In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics. In addition to considering the qualifications listed above, the Committee seeks nominees who will complement the existing members and provide diversity of background and professional expertise and that will be in compliance with applicable law. Our Nominating and Governance Committee periodically reviews and assesses its evaluation process for considering nominee directors.

STOCKHOLDER COMMUNICATIONS

Our Board of Directors provides a process for stockholders to send communications to our Board. Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board or individual members of the Board to c/o Corporate Secretary, National CineMedia, Inc., 6300 S Syracuse Way, Suite 300, Centennial, CO 80111. The Corporate Secretary will forward communications to the intended recipient unless the matters relate to personal grievances, are repetitive, contain threatening or abusive materials, solicitations, or are unrelated to Company issues. As described under the heading “Code of Business Conduct and Ethics,” we have also established a confidential hotline and website to allow interested parties to report concerns regarding accounting, internal accounting controls or auditing matters.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “named executive officers” or “NEOs”:

•
Thomas F. Lesinski – Chief Executive Officer
•
Ronnie Y. Ng – Chief Financial Officer
•
Maria V. Woods – Executive Vice President, General Counsel & Secretary
•
Scott D. Felenstein – Former President - Sales, Marketing & Partnerships (through June of 2024)

Executive Summary

We are the managing member of National CineMedia, LLC (“NCM LLC”) and owner of approximately 100% of NCM LLC as of March 10, 2025. National CineMedia is the largest cinema advertising platform in the US. With unparalleled reach and scale, NCM connects brands to sought-after young, diverse audiences through the power of movies and pop culture. A premium video, full-funnel marketing solution for advertisers, NCM enhances marketers’ ability to measure and drive results. NCM’s Noovie® Show is presented exclusively in 41 leading national and regional theater circuits, including the only three national chains, AMC Entertainment, Inc. (“AMC”), Cinemark Holdings, Inc. (“Cinemark”) and Regal Entertainment Group (“Regal”). NCM’s cinema advertising platform consists of more than 18,000 screens in over 1,400 theaters as of December 26, 2024.

2024 Key Business Results. Total revenue for NCM Inc. for the year ended December 26, 2024 increased 45.8% to $240.8 million from $165.2 million for the comparable prior year period. Operating loss decreased from $27.3 million in 2023 to $19.5 million in 2024. Net income decreased from $705.2 million in 2023 to net loss of $22.4 million in 2024. Note the Company’s financial results for fiscal year 2023 were impacted by the deconsolidation of NCM LLC for four months of 2023 due to NCM LLC’s Chapter 11 Case, as further discussed below.

Chapter 11 Proceedings. On April 11, 2023, NCM LLC filed a voluntary petition for reorganization (“Chapter 11 Case”) with a prearranged Chapter 11 plan under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Additionally, on April 11, 2023, NCM, Inc. entered into a restructuring support agreement (the “Restructuring Support Agreement”) with NCM LLC and certain of NCM LLC’s prepetition lenders under the Term Loan Credit Agreement, dated as of June 18, 2018 among NCM LLC as borrower, JPMorgan Chase Bank, N.A. in its capacity as administrative agent, and the lenders party thereto.

On May 12, 2023, NCM LLC filed the solicitation versions of the First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 249] and the Amended Disclosure Statement for First Amended Chapter 11 Plan of Reorganization of National CineMedia, LLC [Docket No. 250] (the “Disclosure Statement”). On June 25, 2023, NCM LLC filed the Modified First Amended Plan of Reorganization of National CineMedia, LLC pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 428] (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”). On June 27, 2023, the Bankruptcy Court entered an order (the “Confirmation Order”) which approved the Disclosure Statement on a final basis and confirmed the Plan.

On August 7, 2023, the Company emerged under the ownership of its prepetition secured lenders. NCM LLC maintained its existing corporate structure with NCM, Inc., continuing to serve as the manager of NCM LLC, and retaining a 13.8% stake in the reorganized Company. Through its financial restructuring, we eliminated approximately $1.2 billion of debt, substantially strengthening our capital structure.

Management successfully undertook major initiatives to drive the business forward in 2024:

•
On March 18, 2024, the Board of Directors of the Company approved a stock repurchase program under which the Company is authorized to use assets of the Company to repurchase up to $100.0 million of shares of the Company’s

Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period of three years. Shares may be repurchased under the program through open market purchases, block trades, or accelerated or other structured share repurchase programs. During the year ended December 26, 2024, 2,524,991 shares were repurchased on the open market.
•
The Company achieved revenue of $240.8 million in 2024, in spite of a smaller movie slate in 2024 due to the writer and actor strikes in 2023. This is partially due to scatter market revenue of $67.1 million, which increased by 44.1% since 2023.
•
The Company launched two new ways advertisers can purchase our advertising inventory: programmatic and self-serve. The programmatic marketplace offers real-time data-driven trading of cinema advertising inventory, allowing bidding on available audiences during The Noovie Show. Buyers can choose from programmatic guaranteed and private marketplace options, and programmatic buys can be customized by reach, geography, film rating, day of the week and time of day. Additionally, through NCM's fully automated self-serve solution, local and regional companies can plan, buy and schedule their own ads to run on the big screen.
•
The Company expanded our Audience Accelerator product with NCM Boost℠ which enhances cinema advertising campaigns by extending their reach beyond the big screen. This enhancement empowers advertisers to execute comprehensive retargeting, reconnecting with the elusive moviegoer audience on the right screen at the right time to maximize campaign impact. With NCM Boost, brands reach a national level scale while also targeting moviegoers with enough precision to achieve saturation at a detailed local level. NCM Boost identifies moviegoers using first-, second-, and third-party data, enabling precise targeting based on demographics, genres or additional data layers to deliver tailored client campaigns. Data-driven campaigns are executed across all platforms, connecting brands with their target audience through an all-encompassing approach. Campaigns are distributed through strategic platform partnerships with leading premium streaming networks, ensuring broach reach across diverse channels, allowing brands to engage moviegoers on platforms such as the internet, mobile devices, connected televisions (CTV) and over-the-top (OTT) devices. This comprehensive strategy ensures brands can effectively reach their audience wherever they consume entertainment information and content.
•
Launched in 2024, NCM Boomerang℠ is our retargeting solution designed to amplify post-theater engagement by reconnecting with moviegoers after their theater experience through the use of on-screen QR codes. By retargeting audiences at a predetermined interval, such as three hours after campaign exposure, NCM Boomerang enables advertisers to capitalize on the last-click attribution of big-screen campaigns seen in theaters, maximizing their impact and driving measurable results.
•
The Company's corporate development function identified strategic investment opportunities for the Company to invest its cash and on-screen advertising inventory, with initial cash investments of $1.0 million and advertising investments of $2.0 million over a three-year term.
•
The Company entered into a Loan and Security Agreement, on January 24, 2025 with U.S. Bank National Association, as lender. The agreement provides for a $45.0 million senior secured revolving credit facility (the “2025 Credit Facility”) that matures on January 24, 2028. The 2025 Credit Facility is expected to result in a meaningful reduction of the Company’s overall interest expense, extends the maturity date to 2028, and is a cash flow-based revolving loan compared to the asset-based revolving loan previously held.

Elements of 2024 Compensation Program. Our Compensation and Leadership Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. The 2024 Compensation Program consisted of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance-Based Restricted Stock Units (“PBRSU”)	+	Time-Based Restricted Stock Units (“TBRSU”)	=	Total Direct Compensation

The designs for the Annual Cash Incentive Plan and Long-Term Incentive Plan were established by our Compensation and Leadership Committee to align the Company’s business and compensation objectives. The 2024 Compensation Program revised the historical financial targets and payout targets of our Annual Cash Incentive Plan, as described further in "Annual Cash Incentives" below and established a new Long Term Incentive program for 2024 to align management with the Company's business objectives following the Company's emergence from the Chapter 11 Case, as described further within “Long-Term Incentives” below.

Pay Mix. We believe the mix of annual and long-term incentives, the mix of cash and equity awards and the mix of fixed and variable compensation are balanced, emphasize Company performance and do not motivate imprudent risk-taking. The following charts present the elements of compensation as a percentage of total target direct compensation for fiscal year 2024, computed using the annual base salary, target annual cash incentive (assuming 100% achievement) and grant date fair value of PBRSUs and TBRSUs, as applicable. In 2024, the mix and amount of TBRSUs and PBRSUs awarded within the Management Incentive Plan ("MIP"), as well as the aggressive targets set for the PBRSUs, were intended to retain and motivate key members of management in connection with the Chapter 11 Case, in consideration that there were no grants made in 2023, except for one grant required by the CEO's amended employment agreement and managements' historical holdings were significantly diluted following the reverse stock split on August 3, 2023. These awards were made in consultation with Meridian, the Company's compensation consultants. The mix and amount of awards granted in 2024 is not indicative of future annual grants, which are expected to align with historical grant patterns prior to the Chapter 11 Case.

Fiscal Year 2024 Target Compensation Mix

CEO (a)

(a)
Approximately 89.9% of Mr. Lesinski's target compensation is variable, which represents the annual cash incentive, PBRSUs and TBRSUs.

Average of Other NEOs (b)

(b)
Approximately 83.1% of the NEOs’ target compensation is variable, which represents the annual cash incentive, TBRSUs and PBRSUs.

Executive Compensation Practices. The Compensation and Leadership Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it is in line with the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation and Leadership Committee believes reinforces our executive compensation objectives:

What We Do		What We Don't Do
☑	Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	☒	We do not provide excise tax gross-ups
☑	Utilize pre-established performance goals that are aligned with creation of stockholder value	☒	We do not pay dividends on any unvested equity awards. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned.
☑	Conduct a market comparison of executive compensation against a relevant peer group	☒	We do not allow repricing of underwater stock options without stockholder approval
☑	Engage an independent compensation consultant reporting directly to the Compensation and Leadership Committee and providing no other services to the Company	☒	We do not allow hedging of our securities
☑	Utilize double-trigger vesting for equity awards in the event of a change in control	☒	We do not allow pledging of our securities
☑	Maintain stock ownership guidelines
☑	Maintain mandatory clawback policy
☑	Mitigate undue risk
☑	Conduct an annual say-on-pay vote

Detailed Discussion & Analysis

Compensation Philosophy

Our executive compensation program is intended to provide:

•
competitive levels of cash compensation and equity grants compared to a select peer group of companies;
•
short-term cash incentives primarily for achieving specified annual performance objectives;
•
a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through alignment with our stock price and achievement of long-term financial performance goals; and
•
rewards for high performance and value creation for our stockholders.

Role of Compensation Consultant and CEO in Determining Executive Compensation

In early 2024, our CEO recommended to the Compensation and Leadership Committee the compensation structure for our NEOs, other than himself. Based on the CEO’s recommendation and the Compensation and Leadership Committee’s independent assessment of the other NEO’s compensation, the Compensation and Leadership Committee and full Board approved the recommendations in February and March of 2024, respectively, as well as the CFO's amended employment agreement in September 2024. At the recommendation of the Compensation and Leadership Committee, the full Board determined and approved our CEO’s compensation. Our CEO was not involved in the voting or deliberations by our Compensation and Leadership Committee or our Board regarding his compensation.

Our Compensation and Leadership Committee engaged Meridian, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters during 2024. Meridian assessed the competitiveness of 2024 compensation for the executive officers and reviewed the 2025 Proxy Statement. Prior to retaining Meridian, our Compensation and Leadership Committee reviewed its independence as contemplated by the committee’s charter and applicable Nasdaq rules and determined that Meridian’s provision of services to the Compensation and Leadership Committee would not give rise to any conflicts of interest and that Meridian was independent from the Company, our Compensation and Leadership Committee and our executive officers.

As part of its review, Meridian assessed our NEOs’ base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives and total direct compensation against comparator peer group practices. In that regard, Meridian reviewed and recommended to the Compensation and Leadership Committee a comparator peer group, which was comprised of companies that are publicly and domestically traded, of comparable size to NCM, Inc. and in relevant industries. Our Compensation and Leadership Committee reviewed and approved the peer group.

Compensation Peer Group

Our Compensation and Leadership Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant as an input to its decision making. Generally, the Compensation and Leadership Committee sets target compensation at or near the 50th percentile of the peer group. However, for a specific executive, the Compensation and Leadership Committee may set target compensation above or below this reference point in consideration of other factors including individual performance, roles and responsibilities within our leadership team, succession planning and retention risk.

Our fiscal 2024 peer group was composed of the following companies:

Audacy (formerly Entercom)	OutFront Media Inc.
Entravision Communications Corporation	The E.W. Scripps Company
IMAX Corp.	The Marcus Corporation
Lee Enterprises, Incorporated	Townsquare Media, Inc.
Lamar Advertising	Urban One, Inc. (formerly Radio One)
Madison Square Garden Entertainment Corp. (formerly MSG Networks Inc.)	World Wrestling Entertainment, Inc.

As a result of our Compensation and Leadership Committee’s assessment of the group relative to industry and size criteria, no changes were made to the peer group from the prior year.

2024 Compensation

Provided below is a summary of the key elements of our 2024 compensation program for the NEOs.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance
Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals.	Reward team achievement against specific objective annual financial goals
Long-Term Incentives	Equity grants in 2024 consisted of: •Performance-based restricted stock units •Time-based restricted stock units	Reward for the creation of stockholder value, align the interests of the executives with those of our stockholders and retain the executives for the long-term
Other Compensation	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans and other customary employee benefits.	Provide an appropriate level of employee benefit plans and programs
Severance Benefits

General severance benefits are payable upon an NEO’s qualifying termination of employment as specified under the NEOs’ employment agreements.

Severance benefits payable in connection with a change in control require an NEO to incur a qualifying termination of employment within a specified period following a change of control. No excise tax gross-ups are provided.

Intended to mitigate distraction of NEOs where there is a potential change in control or other possible termination situations and to enhance the Company’s ability to attract and retain executives
Other Policies	Stock Ownership Guideline policy Clawback policy Insider trading policy, which includes anti-hedging and anti-pledging policies	Reflect risk-mitigating governance features and enhance alignment with stockholder interests

Specific compensation decisions made in 2024 are described below.

Base Salary. Base salaries for our named executive officers were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer group salary levels and other primarily subjective factors deemed relevant by our Compensation and Leadership Committee.

Base salaries are reviewed periodically by our Compensation and Leadership Committee and our Board and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements. We believe the 2024 base salaries were within a market competitive range compared to our peer group.

The base salaries of our NEOs in 2024 compared to 2023 as of the end of each fiscal year were as follows.

Name	2023 Base Salary	2024 Base Salary		Percentage Change
Thomas F. Lesinski	$925,000	$925,000		—%
Ronnie Y. Ng	$550,000	$600,000	(1)	9.09%
Maria V. Woods	N/A	$425,000		N/A
Scott D. Felenstein	$669,500	$669,500	(2)	—%

(1)
Mr. Ng's base salary was increased following the effective date of his amended employment agreement, September 27, 2024. Prior to the effective date of his amended employment agreement, his 2024 base salary was $550,000.
(2)
The actual salary paid to Scott Felenstein was prorated for the time he served in his position.

Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals.

The Compensation and Leadership Committee set each NEO’s 2024 annual cash incentive target opportunity (expressed as a percentage of base salary) based on the NEO’s responsibility, experience and seniority, as well as peer group data.

We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. Payments of annual cash incentives are objectively calculated for each NEO based on the achievement of specific financial targets. The process for setting the financial targets for 2024, consistent with previous years, was part of the annual budget review and approval process.

Based on achieved performance against each financial goal, each NEO could earn between 0% and 200% of his or her target annual incentive. For 2024, the annual cash incentive was based on two financial metrics: (i) Total Consolidated Revenue, which accounts for 25% of the payout and (ii) Adjusted Operating Income before Depreciation and Amortization (“AOIBDA”), which accounts for 75% of the payout. These performance measures were selected because they are consistent with our primary measurement metrics and key performance indicators used to manage our business, determine how we are performing versus our internal goals and targets, and benchmark our performance in the marketplace in which we operate. These performance measures are non-GAAP measures, which are specifically defined in the “Performance Measures Used in Incentive Plans for Fiscal 2024” section below. Straight line interpolation is applied to performance between the levels shown and the actual payouts are described below (in millions).

Revenue Target		Revenue % of Target	Revenue Portion Payout	AOIBDA Target		AOIBDA % of Target	AOIBDA Portion Payout
	$273.9	120.0%	200.0%		$62.0	150.0%	200.0%
	$228.2	100.0%	100.0%		$41.3	100.0%	100.0%
	$171.2	75.0%	50.0%		$24.8	60.0%	50.0%
$	< 171.2	< 75.0%	0.0%	$	< 24.8	< 60.0%	0.0%

The Company achieved actual fiscal year 2024 Total Consolidated Revenue of $240.8 million and $45.7 million of AOIBDA. The achievement of each target resulted in a payout of 122.9% of target. Earned annual cash incentives were paid on February 27, 2025. See below for detail on the 2024 annual cash incentive payments to our NEOs:

		Annual Cash Incentive
Name	Salary	Target Award as a % of Salary	Total Actual Award as a % of Target Award	Total Award Amount
Thomas F. Lesinski	$925,000	100.0%	122.9%	$1,136,825
Ronnie Y. Ng	$560,577	76.3%	122.9%	$527,126	(1)
Maria V. Woods	$425,000	75.0%	122.9%	$391,744
Scott D. Felenstein	$669,500	85.0%	122.9%	$—	(2)

(1)
Mr. Ng's target award as a percentage of his salary was increased following the effective date of his amended employment agreement, September 27, 2024, to 80%. Prior to the effective date of his amended employment agreement, his 2024 target award as a percentage of his salary was 75%. His actual award paid was prorated to reflect both his amended salary and amended target award as a percentage of his salary as shown above.
(2)
The actual bonus to be paid to Scott Felenstein was identified in his severance agreement, subject to his compliance with the terms of his severance agreement.

Long-Term Incentives (“LTI”). Our LTI awards are designed to align the interests of our executive officers with those of our stockholders and motivate our executive officers to create stockholder value. We have granted awards under our stockholder approved equity incentive plan, the National CineMedia, Inc. 2020 Omnibus Incentive Plan which we refer to as the “Equity Incentive Plan.”

All grants under the Equity Incentive Plan to our named executive officers are approved by our Compensation and Leadership Committee generally in the first quarter of the fiscal year or at the anniversary of the hire date of the CEO, although grants could be made at any time at the discretion of our Board, generally related to promotions or other merit-related reasons.

For 2024, the Board, at the recommendation of the Compensation and Leadership Committee, approved the grant of PBRSUs and TBRSUs to each of the NEO's. This mix of equity awards was intended to promote each NEO’s alignment with stockholder interest, pay-for-performance, retention of executives and stock ownership. In 2024, the mix and amount of TBRSUs and PBRSUs awarded within the MIP, as well as the aggressive targets set for the PBRSUs, were intended to retain and motivate key members of management in connection with the Chapter 11 Case, in consideration that there were no grants made in 2023, except for one grant required by the CEO's amended employment agreement and managements' historical holdings were significantly diluted following the reverse stock split on August 3, 2023. These awards were made in consultation with Meridian, the Company's compensation consultants. The mix and amount of awards granted in 2024 is not indicative of future annual grants, which are expected to align with historical grant patterns prior to the Chapter 11 Case. Each of the 2024 MIP awards is described below:

•
2024 PBRSUs: The 2024 PBRSUs vest 50% based on the achievement of market-based performance metrics ("Market-based PBRSUs") and 50% based on the achievement of specific Company financial performance metrics ("Financial-based PBRSUs").
o
Market-based PBRSUs – The Market-based PBRSUs have a three-year period for the Company to achieve and maintain a range of Total Shareholder Value ("TSV"), defined below. A portion of this grant vests upon the achievement of the minimum of the TSV, with additional shares vesting upon the achievement of subsequent target share prices within the range until the maximum TSV is achieved or the three year period is complete on December 31, 2026. The minimum TSV threshold to vest in 50% of the Market-based PBRSUs is $8.75, and the maximum TSV threshold to vest in 100% of the Market-based PBRSUs is $12.75.
o
Financial-based PBRSUs – The Financial-based PBRSUs vest over a three-year period consisting of three year-long tranches with a performance goal set for each year. Each of the three annual tranches vest five days after the Annual Report on Form 10-K for the respective year has been filed.

▪
In the event that the achievement percentage of the Market-based PBRSUs exceeds the achievement percentage for the Financial-based PBRSUs, the Market-based PBRSUs' achievement percentage will be applied to the Financial-based PBRSUs, resulting in additional share vesting.
•
2024 TBRSUs: TBRSUs vest 30% at the end of 2024. During 2025, 7.5% will vest on the last day of each quarter. During 2026, 10% will vest on the last day of each quarter.

2024 PBRSUs and TBRSUs. On February 9, 2024, the Board approved the following PBRSUs and TBRSUs to Messrs. Lesinski, Ng, Felenstein and Ms. Woods:

	2024 Restricted Stock Units (RSU) Awards (1)
	PBRSUs		TBRSUs		Total
Name	Target Grant Date Fair Value of Shares	Target Number of Shares Granted	Grant Date Fair Value of Shares	Number of Shares Granted	Total Grant Date Fair Value	Total Number of Target Shares Granted
Thomas F. Lesinski	$3,327,332	1,033,334	$3,957,669	1,033,333	$7,285,001	2,066,667
Ronnie Y. Ng	$1,663,668	516,667	$1,978,835	516,667	$3,642,502	1,033,334
Maria V. Woods	$831,837	258,334	$989,419	258,334	$1,978,838	516,668
Scott D. Felenstein	$831,835	258,333	$989,419	258,334	$1,978,835	516,667

(1)
The PBRSUs and TBRSUs include the right to receive dividend equivalents, subject to vesting.

Results for Performance-Based Restricted Stock with Measurement Periods Ended December 26, 2024.

2022 PBRSU. The metric for the portion of the 2022 PBRSUs related to the 2024 performance year was set on February 9, 2024 as a measure of Unlevered Free Cash Flow per Share, a non-GAAP measure which is further described below. The minimum Unlevered Free Cash Flow per Share threshold to vest in 50% of the PBRSUs is $0.30, and the maximum Unlevered Free Cash Flow per Share threshold to vest in 100% of the Market-based PBRSUs is $0.38. Actual fiscal year 2024 performance results were achieved at 113.0% of the target, resulting in a vesting of 100.0% on February 24, 2025 for Mr. Lesinski.

2023 PBRSU. The metric for the portion of the 2023 PBRSUs related to the 2024 performance year was set on February 9, 2024 as a measure of Unlevered Free Cash Flow per Share, a non-GAAP measure which is further described below. The minimum Unlevered Free Cash Flow per Share threshold to vest in 50% of the PBRSUs is $0.30, and the maximum Unlevered Free Cash Flow per Share threshold to vest in 100% of the Market-based PBRSUs is $0.38. Actual fiscal year 2024 performance results were achieved at 113.0% of the target, resulting in a vesting of 100.0% on February 24, 2026 for Mr. Lesinski.

2024 PBRSU. The metric for the portion of the 2024 Financial-based PBRSUs related to the 2024 performance year was set on February 9, 2024, with a measure of Unlevered Free Cash Flow per Share, a non-GAAP measure which is further described below. For the Financial-based PBRSUs, the performance metric was set on February 9, 2024 and actual fiscal year 2024 performance results were achieved at 113.0% of the target, resulting in a vesting of 100.0% on the fifth business day after the filing of the Company's Annual Report on Form 10-K. For the Market-based PBRSUs, the range of metrics was set on February 9, 2024, with a range of TSV, a non-GAAP measure which is further described below. The minimum range was not achieved in 2024. As such, there was no respective vesting for this portion of the 2024 PBRSUs.

The following table shows the number of shares vested for Mr. Lesinski for the 2022 PBRSUs related to the 2024 performance year.

Name	Number of Shares Awarded in 2022	Total Number Vesting at End of Performance Period
Thomas F. Lesinski	7,911	7,911

The following table shows the number of shares vested for Mr. Lesinski for the 2023 PBRSUs related to the 2024 performance year.

Name	Number of Shares Awarded in 2023	Total Number Vesting at End of Performance Period
Thomas F. Lesinski	24,853	24,853

The following table shows the number of shares that vested on March 13, 2025 for Messrs. Lesinski, Ng, Felenstein and Ms. Woods for the 2024 Financial-based PBRSUs related to the 2024 performance year.

Name	Number of Shares Awarded in 2024	Total Number Vesting at End of Performance Period
Thomas F. Lesinski	172,222	172,222
Ronnie Y. Ng	86,111	86,111
Maria V. Woods	43,056	43,056
Scott D. Felenstein	43,056	43,056

Changes for 2025 Long-Term Incentives

Our 2025 long-term incentive awards for our NEOs will be granted in consideration of market data and consist of 50% TBRSUs and 50% PBRSUs vesting over 3 years, with PBRSU payouts tied to pre-established cumulative 3-year financial-based goals. These changes were made to align with historical practices, competitive market practice and drive our executives toward long-term performance. Specific details regarding the cumulative 3-year financial-based goals are provided to executives, but are not disclosed publicly before the end of the performance period because they are commercially sensitive, and we believe their disclosure would result in competitive harm to the Company. The financial-based goals will be set at levels sufficiently challenging to properly incentivize our NEOs.

Stockholder Say-on-Pay Vote

In establishing and recommending 2024 compensation for the Company’s NEOs, our Compensation and Leadership Committee considered the results of the say-on-pay vote at the 2024 Annual Meeting of Stockholders. At that meeting, our stockholders approved our executive compensation for the 2024 fiscal year with 87.1% voting for, on an advisory basis, the approval of 2023 executive compensation program. Our Board of Directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account through the say-on-pay vote when reviewing the compensation program throughout the year. Our Compensation and Leadership Committee considered the positive results of the say-on-pay vote as shareholder confirmation of our executive compensation program. As such, we did not make any changes in our executive compensation program due to the shareholder vote.

Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan and paid time off.

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our Compensation and Leadership Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation and Leadership Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Performance Measures Used in Incentive Plans for Fiscal 2024. When setting performance goals under the Company’s incentive plans, our Compensation and Leadership Committee considers the Company’s past performance, business outlook and other corporate financial measures. Target performance levels are intended to be challenging but achievable. Goals above target are stretch goals and will require an increasingly challenging level of performance in order to be achieved.

Presented below are definitions of performance measures used in our incentive plans. Our Compensation and Leadership Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.

Total Consolidated Revenue

Total Consolidated Revenue is used to determine achievement against performance bonus targets.

Adjusted OIBDA

AOIBDA is used to measure achievement against performance bonus targets and is a non-GAAP financial measure. AOIBDA is a key metric used by management to measure the Company’s operating performance. AOIBDA represents operating income plus depreciation and amortization expense adjusted to also exclude non-cash share-based payment costs, impairments of long-lived assets, workforce reorganization costs, termination of the Regal ESA, system optimization costs, satellite transition costs and advisor fees related to involvement in the Cineworld Proceeding or Chapter 11 Case. Please see our 2024 Annual Report on Form 10-K for further information on the Chapter 11 Case and the Cineworld Proceeding. While AOIBDA is a measure used to calculate our Unlevered Free Cash Flow per Share, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. AOIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate AOIBDA differently than we do, this measure may not be comparable to similarly titled measures reported by other companies.

Unlevered Free Cash Flow per Share

Unlevered Free Cash Flow per Share is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether the Financial-based PBRSU targets for the 2024 awards have been achieved. Unlevered Free Cash Flow per Share represents AOIBDA, less cash taxes and capital expenditures, plus integration payments, divided by total shares outstanding. This Non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP.

Total Shareholder Value ("TSV")

TSV is a non-GAAP measure used by management to measure the Company’s share price in determining whether the Market-based PBRSU targets have been achieved. TSV represents the volume weighted average share price for the trailing 100 days plus the total value per share of any and all dividends paid to the Company's stockholders since August 7, 2023. This Non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP.

Other Policies

Adoption of Share Ownership Guidelines

The Company has the following share ownership guidelines for its executive officers and directors:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of three times base salary or 500,000 shares
President and Executive Vice Presidents	Lesser of base salary or 75,000 shares
Non-Employee Directors	Three times the annual cash retainer for non-employee independent directors

Each individual is expected to attain the minimum ownership level prior to August 7, 2028 (five years following NCM LLC's emergence from Chapter 11) or within five years of the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, the following holding restrictions will apply; 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options. As of March 10, 2025, executive officers and directors that have met the tenure requirement are compliant with the share ownership guidelines.

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in market value of Company stock.

Anti-Pledging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. None of our officers or directors has taken any action in violation of this Company policy.

Clawback Policy

We have adopted an incentive compensation recoupment policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we must, subject to certain limited exceptions, recover any cash or equity incentive compensation paid to an executive officer of the Company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws. If our Board of Directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, our Board of Directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

Equity Award Grant Practices

The Compensation Committee approves all equity award grants to our NEOs on or before the grant date of the award. The Compensation Committee’s historic practice is to review executive compensation annually and make awards as a part of a review of each executive’s overall compensation review. This process typically occurs in our first fiscal quarter, except when a contract renewal or contractual requirement occurs at a different time.

The Compensation Committee does not have a practice of granting equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant date, vesting date, or known stock sale or option exercise date, and, in any event, the Compensation Committee does not coordinate the release of material non-public information with the grants of equity awards in a manner that would intentionally benefit our NEOs or otherwise for the purpose of affecting the value of executive compensation. During the 2024 fiscal year, our NEOs received only PBRSUs and TBRSUs and no stock options were granted.

COMPENSATION AND LEADERSHIP COMMITTEE REPORT

The Compensation and Leadership Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation and Leadership Committee recommended that the Board of Directors include such disclosure for the fiscal year ended December 26, 2024 in NCM, Inc.’s Annual Report on Form 10-K and proxy statement filed with the SEC.

Compensation and Leadership Committee of National CineMedia, Inc.
David E. Glazek, Chair
Nicholas Bell
Joseph Marchese

EXECUTIVE COMPENSATION TABLES

FISCAL 2024 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Thomas F. Lesinski	2024	$925,000	$7,510,860	$—	$1,136,825	$120,462	$9,693,147
Chief Executive Officer	2023	$925,000	$852,320	$34,648	$925,000	$1,857,158	$4,594,126
Ronnie Y. Ng	2024	$560,577	$3,642,502	$—	$527,126	$65,690	$4,795,895
Chief Financial Officer	2023	$550,000	$6,317	$—	$412,500	$964,411	$1,933,228
Maria V. Woods (4)	2024	$425,000	$1,821,256	$—	$391,744	$37,592	$2,675,592
Executive Vice President and General Counsel
Scott D. Felenstein	2024	$363,075	$1,821,254	$—	$—	$390,493	$2,574,822
President	2023	$669,500	$12,490	$—	$569,075	$754,331	$2,005,396

(1)
The amounts represent the aggregate grant date fair value of the target level of stock awards computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, refer to Note 11—Share-based Compensation within the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2024, filed on March 6, 2025. Certain of the stock awards granted in 2022, 2023 and 2024 are scheduled to vest based upon the achievement of performance conditions relating to “Unlevered Free Cash Flow per Share” for the grants in 2022 and 2023 at the end of a three-year measuring period, respectively. For the grants in 2024, there are three consecutive one-year measurement periods. Unlevered Free Cash Flow per Share is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRSU targets have been achieved. When there is a stock award with no performance metric set for portions of the award on the grant date, the portion is considered granted upon approval of the performance metric. As the 2024 performance metric for the portion of the 2022 and 2023 PBRSU awards for Mr. Lesinski were set in February 2024, the amount presented in 2024 includes those portions of those awards. Certain of the stock awards granted in 2024 are scheduled to vest upon the achievement of market conditions relating to TSV at any point in time during a three-year measurement period. TSV is a non-GAAP market-based metric related to the Company’s share price, and used by management in determining whether the PBRSU targets have been achieved. The amounts for these awards are presented based on 100.0% of the fair market value on the date of grant. Actual results could materially differ from this estimate. The maximum amounts payable for awards granted during fiscal 2024 assuming the highest level of performance cannot exceed the total amount granted.
(2)
The amounts represent the amounts earned for the Annual Cash Incentive for 2024, which were paid on February 27, 2025.
(3)
The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2024 Summary Compensation Table above for fiscal 2024.

Name	Year	401(k) Employer Contribution	Term Life Insurance (a)	Disability Insurance (b)	Misc. (c)	Accrued Vacation Payout (d)	Severance (e)	Total All Other Compensation
Thomas F. Lesinski	2024	$1,281	$9,847	$720	$1,884	$106,730	$—	$120,462
Ronnie Y. Ng	2024	$—	$848	$720	$660	$63,462	$—	$65,690
Maria V. Woods	2024	$1,150	$1,786	$720	$974	$32,962	$—	$37,592
Scott D. Felenstein	2024	$—	$1,475	$360	$1,765	$77,250	$309,644	$390,493
(a)
Represents imputed income for term life insurance coverage.
(b)
Represents imputed income for long-term and short-term disability insurance coverage.

(c)
Represents taxable fringe benefits, accrued vacation payout and allowances for Mr. Lesinski, Mr. Ng, Mr. Felenstein and Ms. Woods.
(d)
Amounts represent the payout of accrued vacation balances upon adoption of a new vacation policy for senior management.
(e)
Amounts in this column represent payments made pursuant to Mr. Felenstein's Separation Agreement during 2024.

(4) Ms. Woods was not subject to disclosure requirements for fiscal 2023.

FISCAL 2024 GRANTS OF PLAN-BASED AWARDS

The following table shows the awards granted to our NEOs for our 2024 fiscal year.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under-lying Options	Exercise of Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	Awards	Awards (3)
Thomas F.	N/A	$462,500	$925,000	$1,850,000	—	—	—	—	—	—	$—
Lesinski	2/9/2024	$—	$—	$—	3,956	7,911	7,911	—	—	—	$31,011
	2/9/2024	$—	$—	$—	24,853	49,706	49,706	—	—	—	$194,848
	2/9/2024	$—	$—	$—	516,667	1,033,333	1,033,333	—	—	—	$3,327,332
	2/9/2024	$—	$—	$—	—	—	—	1,033,334	—	—	$3,957,669
Ronnie Y.	N/A	$213,860	$427,720	$855,440	—	—	—	—	—	—	$—
Ng	2/9/2024	$—	$—	$—	258,334	516,667	516,667	—	—	—	$1,663,668
	2/9/2024				—	—	—	516,667	—	—	$1,978,835
Maria V.	N/A	$159,375	$318,750	$637,500	—	—	—	—	—	—	$—
Woods	2/9/2024	$—	$—	$—	129,167	258,334	258,334	—	—	—	$831,837
	2/9/2024	$—	$—	$—	—	—	—	258,334	—	—	$989,419
Scott D.	N/A	$159,375	$318,750	$637,500	—	—	—	—	—	—	$—
Felenstein	2/9/2024	$—	$—	$—	129,167	258,333	258,333	—	—	—	$831,835
	2/9/2024	$—	$—	$—	—	—	—	258,334	—	—	$989,419

(1)
Amounts represent potential cash bonus amounts if targets are achieved for 2024 performance for each NEO. See “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for amounts paid.
(2)
Represents PBRSU grants made in 2022, 2023 and 2024 under the Equity Incentive Plan. As the 2024 performance metric for the portion of the 2022 and 2023 PBRSU awards for Mr. Lesinski were set on March 8, 2024, the amount presented includes only those incremental portions of the awards related to the aforementioned metrics. The restricted stock unit awards provide that the award will accrue dividends payable subject to vesting, if applicable. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(3)
Grant date fair value of stock awards was calculated in accordance with FASB ASC Topic 718. Some of the 2024 restricted stock awards are scheduled to vest based upon adjusted achievement of predetermined targets and are presented in the table based on target amounts. Refer to footnote (1) of our Summary Compensation Table for the maximum value of shares that could be earned.

Equity Incentive Plan Awards

During fiscal 2024, each of our active NEOs received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 26, 2024

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Thomas F.	65,019	—		$80.00	8/2/2029	—		$—	—		$—
Lesinski	50,060	—		$27.10	7/29/2030	—		$—	—		$—
	21,988	—		$30.90	8/4/2031	—		$—	—		$—
	24,729	12,364	(3)	$15.80	8/1/2032	7,911	(5)	$53,320	23,734	(8)	$159,967
	16,667	8,333	(3)	$35.00	8/1/2032	—		$—	—		$—
	8,334	16,666	(4)	$35.00	7/31/2033	149,120	(6)	$1,005,069	74,560	(9)	$502,534
	—	—		$—	—	723,334	(7)	$4,875,271	1,033,333	(10)	$6,964,664
Ronnie Y. Ng	10,609	—		$38.00	9/27/2031	—		$—	—		$—
	—	—		$—	—	361,667	(7)	$2,437,636	516,667	(10)	$3,482,336
Maria V. Woods	—	—		$—	—	180,834	(7)	$1,218,821	258,334	(10)	$1,741,171
Scott D. Felenstein	—	—		$—	—	—		$—	86,197	(10)	$580,968

(1)
Options generally expire 90 days from the term date if the NEO terminates employment. In the event of termination without cause, Mr. Lesinski’s options expire 180 days from the term date.
(2)
Amounts are based on the closing stock price, $6.74 per share, on December 26, 2024 based on the target level of performance. The amounts for these awards are presented based on 100.0% of the fair market value on the date of grant. When there is a stock award, but no performance metric set for portions of the award, the portion is not considered granted until approval of the performance metric.
(3)
The stock options vest 33.33% per year commencing on August 1, 2022, subject to continuous service.
(4)
The stock options vest 33.33% per year commencing on July 31, 2023, subject to continuous service.
(5)
The restricted stock units vests 33.33% per year commencing on August 1, 2022, subject to continuous service.
(6)
The restricted stock units vests 33.33% per year commencing on July 31, 2023, subject to continuous service.
(7)
The restricted stock units vests 30% at the end of 2024, 7.5% at the end of each quarter in 2025 and 10% at the end of each quarter in 2026.
(8)
The restricted stock unit awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target for 2022 and 2023 and "Unlevered Free Cash Flow per Share" target for 2024 at the end of the three-year measuring period. These figures assume 100% vesting of PBRSUs prior to any modification.
(9)
The restricted stock unit awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target for 2023 and "Unlevered Free Cash Flow per Share" target for 2024 and 2025 at the end of the three-year measuring period. These figures assume 100% vesting of PBRSUs prior to any modification.
(10)
The restricted stock units awards are scheduled to vest as follows:
•
One half of the shares are the 2024 Market-based PBRSUs, as defined with "Compensation, Discussion & Analysis", and are scheduled to vest based on achievement of the actual TSV target at any point before December 31, 2026.These figures assume 100% vesting of PBRSUs prior to any modification.
•
One half of the shares are the 2024 Financial-based PBRSUs, as defined with "Compensation, Discussion & Analysis", and are scheduled to vest based on achievement of the actual "Unlevered Free Cash per Share" target for 2024, 2025 and 2026. Each of the three annual tranches vest five days after the Form 10K for the respective year has been filed. These figures assume 100% vesting of PBRSUs prior to any modification.

See “Long-Term Incentives” in the CD&A for additional information.

STOCK VESTED DURING FISCAL 2024

The following table shows information regarding the NEOs' vestings during fiscal 2024 of restricted stock unit awards. No options were exercised by any NEOs during fiscal 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas F. Lesinski	400,562	$2,631,184
Ronnie Y. Ng	168,015	$1,100,452
Maria V. Woods	89,794	$577,919
Scott D. Felenstein	101,094	$620,290

(1)
Amounts are based on the closing stock price on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries set forth potential payments payable to our NEOs upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides additional detail and definitions for the termination reasons, such as disability, cause and change in control, among others.

The following table assumes the executive’s employment was terminated under each of these circumstances on December 26, 2024 and such payments and benefits have an estimated value of:

	Cash Severance (1) (2)	Medical Insurance (3)	Term Life Insurance (4)	Disability Insurance (4)	401(k) Employer Contribution	Value of Accelerated Equity Awards (5)	Total
Thomas F. Lesinski (a)
Without Cause or For Good Reason or Non-renewal by Company	$1,850,000	$27,970	$—	$—	$—	$4,130,029	$6,007,999
Without Cause or For Good Reason in connection with a Change of Control**	$3,700,000	$27,970	$—	$—	$—	$16,259,394	$19,987,364
Death	$—	$27,970	$—	$—	$—	$4,130,029	$4,157,999
Disability*	$462,500	$27,970	$9,847	$720	$—	$4,130,029	$4,631,066
Ronnie Y. Ng (b)
Without Cause or For Good Reason or Non-renewal by Company	$1,080,000	$25,593	$—	$—	$—	$1,608,629	$2,714,222
Without Cause or For Good Reason in connection with a Change of Control**	$1,080,000	$25,593	$—	$—	$—	$6,964,671	$8,070,264
Death	$—	$25,593	$—	$—	$—	$1,608,629	$1,634,222
Disability*	$300,000	$25,593	$1,786	$720	$—	$1,608,629	$1,936,728
Maria V. Woods (c)
Without Cause or For Good Reason or Non-renewal by Company	$743,750	$7,358	$—	$—	$—	$804,325	$1,555,433
Without Cause or For Good Reason in connection with a Change of Control**	$743,750	$7,358	$—	$—	$—	$3,482,342	$4,233,450
Death	$—	$—	$—	$—	$—	$804,325	$804,325
Disability*	$—	$—	$—	$—	$—	$804,325	$804,325
Scott D. Felenstein (d)
Without Cause or For Good Reason or Non-renewal by Company	$—	$—	$—	$—	$—	$—	$—
Without Cause or For Good Reason in connection with a Change of Control**	$—	$—	$—	$—	$—	$—	$—
Death	$—	$—	$—	$—	$—	$—	$—
Disability*	$—	$—	$—	$—	$—	$—	$—

* Net of amounts offset by disability insurance payments

** A change of control is defined as 12 months following the change of control within the respective employee agreements and 3 months prior to or one year following a change of control within the respective equity agreements.

(1)
If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the NEO's employment agreement, or the agreement is not renewed on substantially equal terms, the NEO will be entitled to severance for the period specified in the respective employment agreement. If the NEO’s employment terminates due to death, the NEO’s beneficiaries will receive the base salary paid through the end of the month of death. If Mr. Lesinski terminates his employment on account of his disability, in exchange for a release of claims against the Company, and if, and only if he is not eligible to receive benefits following the termination date under the Company’s long-term disability plan, he will be entitled to 50% of his base salary. If Mr. Ng or Ms. Woods terminates employment on account of his or her disability, in exchange for a release of claims against the Company, he or she will be entitled to 50% of his or her then base salary, offset by any disability benefits provided under a Company sponsored benefit arrangement.
(a)
Mr. Lesinski's severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on December 26, 2024 paid over 12 months. In the event of termination in connection with a Change in Control, Mr. Lesinski’s severance payment represents 200% of his base salary, plus 200% of his target bonus based on his salary in effect on December 26, 2024 paid over 12 months.
(b)
Mr. Ng’s severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on December 26, 2024 paid over 12 months.
(c)
Ms. Woods’ severance represents 100% of her base salary, plus 100% of her target bonus based on her base salary in effect on December 26, 2024 paid over 12 months.
(d)
Mr. Felenstein would not receive anything due to his departure from the Company in June 2024.
(2)
If the employment of Mr. Lesinski, Mr. Ng or Ms. Woods is terminated by NCM, Inc. for any reason, the respective NEO is entitled to any annual, long-term or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation. Mr. Felenstein would not receive anything due to his departure from the Company in June 2024.
(3)
If the employment of Mr. Lesinski, Mr. Ng or Ms. Woods is terminated by NCM, Inc. for reasons other than death or cause, or he resigns for good reason, as defined in the respective NEO's employment agreement, the applicable NEO is entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA. The amount for Mr. Lesinski, Mr. Ng and Ms. Woods represents an amount equal to 100% of the premium costs for a 12-month period. Mr. Felenstein would not receive anything due to his departure from the Company in June 2024.
(4)
If the employment of Mr. Ng is terminated by NCM, Inc. on account of disability, he is entitled to receive an amount equal to the cost that would be incurred by the NEO in obtaining individual benefits equivalent to the NCM, Inc. employee benefit plan or program that the NEO was participating in on the effective date of the termination for a period of up to one year. Ms. Woods is not entitled to additional payments on account of termination due to death or disability. Mr. Felenstein would not receive anything due to his departure from the Company in June 2024.
(5)
Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the Equity Incentive Plan and each NEO’s employment agreement, the NEO’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the NEO for good reason, both as defined in the Equity Incentive Plan and each NEO’s employment agreement, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Pursuant to the restricted stock unit agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a prorated amount of TBRSUs and PBRSUs equivalent to time employed during the vesting period. Pursuant to the 2024 restricted stock unit agreements, in the case of involuntary terminations without cause, death and disability, or for good reason, each NEO would be entitled to retain the target number of RSUs equal to the pro rata number of RSUs that are targeted to vest at the end of the tranche of the Financial-Based metrics, and in the case of termination for any other reason each NEO would retain a prorated amount of TBRSUs and PBRSUs equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRSUs and upon the achievement of performance conditions in the case of PBRSUs. Amounts are based on the closing stock price, $6.74 per share, on December 26, 2024. Pursuant to the stock option agreements, in the case of involuntary terminations without cause, Mr. Ng’s vested stock options would expire after 90 days and Mr. Lesinski’s vested stock options would expire after 180 days. Vested stock options would expire after twelve months in the case of death or disability for either NEO. Mr. Lesinski’s and Mr. Ng’s unvested options would be forfeited on the termination date in the case of death or disability but will vest equal to the portion of the vesting period they served in their respective roles in the case of termination without cause. Mr. Felenstein would not receive anything due to his departure from the Company in June 2024.

EMPLOYMENT AGREEMENTS

The following provides a discussion of the material terms of the employment agreements between NCM, Inc. and each of our NEOs. Our Compensation and Leadership Committee believes these employment agreements are consistent with the standard in our industry for senior executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.

Thomas F. Lesinski

Mr. Lesinski’s employment agreement was amended on July 20, 2022 and provides that he will serve as CEO of NCM, Inc. The amended employment agreement became effective August 1, 2022 and shall expire on the earlier of (i) December 31, 2025 or (ii) the termination of Mr. Lesinski's employment under the agreement. The amended employment agreement provides for an annual base salary of $925,000. In addition to base salary, Mr. Lesinski is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 100% of base salary. Mr. Lesinski shall also have the opportunity to receive long-term incentive awards each year during the term with an annual grant date fair value of at least $1,000,000 plus 250,000 of premium-priced options, in such amounts and pursuant to such terms as may be determined in the sole discretion of the Board, subject to limitations in the amended employment agreement related to the mix of equity awards.

If Mr. Lesinski's employment is involuntarily terminated by the Company, he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. If Mr. Lesinski's employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), he will receive a lump sum cash payment in an amount equal to 200% of his annual base salary plus 200% of the target bonus. These terminations are payable in equal installments over a 12-month period beginning on the first payroll that occurs after the 55th day following the effective date of such termination. For up to 12 months following any such termination of employment, the Company will pay Mr. Lesinski an amount equal to 100% of the monthly premium paid by Mr. Lesinski for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Lesinski has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Lesinski has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ronnie Y. Ng

Mr. Ng’s employment agreement provides that he will serve as Chief Financial Officer of NCM, Inc. Mr. Ng's original employment agreement was effective September 15, 2021, and his amended and restated employment agreement was effective September 27, 2024 and expires on September 26, 2027. The original and amended employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation and Leadership Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation and Leadership Committee. Our Compensation and Leadership Committee set Mr. Ng’s base salary at $600,000, effective as of September 27, 2024. In addition to base salary, Mr. Ng is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 80% of base salary, effective September 27, 2024. Mr. Ng's 2024 bonus will be prorated to account for the target percentage in his original agreement for the period prior to September 27, 2024. Mr. Ng shall also have the opportunity to receive long-term incentive awards as determined by our Compensation and Leadership Committee.

If Mr. Ng’s employment is involuntarily terminated by the Company, he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. If Mr. Ng’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. These termination payments are payable in equal installments over a 12-month period beginning on the first payroll that occurs after the 55th day following the effective date of such termination. For up to 12 months following any such termination of employment, the Company will pay Mr. Ng an amount equal to 100% of the monthly premium paid by Mr. Ng for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Ng has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ng has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Maria V. Woods

Ms. Woods was hired as Executive Vice President, General Counsel and Secretary of NCM LLC on September 1, 2021. Ms. Woods' employment agreement with NCM, Inc., serving as Executive Vice President, General Counsel and Secretary is effective December 20, 2022 and expires on December 31, 2025. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation and Leadership Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation and Leadership Committee. Our Compensation and Leadership Committee set Ms. Woods’ base salary at $425,000 for 2024. In addition to base salary, Ms. Woods is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 75% of base salary. Ms. Woods shall also have the opportunity to receive long-term incentive awards as determined by our Compensation and Leadership Committee.

If Ms. Woods' employment is involuntarily terminated by the Company, she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus. If Ms. Woods’ employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus. These termination payments are payable in equal installments over a 12-month period beginning on the first payroll that occurs after the 55th day following the effective date of such termination. For up to 12 months following any such termination of employment, the Company will pay Ms. Woods an amount equal to 100% of the monthly premium paid by Ms. Woods for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during her employment and for a one-year period following employment, Ms. Woods has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Ms. Woods has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.

Scott D. Felenstein

Prior to Mr. Felenstein's departure in June 2024, Mr. Felenstein served as President – Sales, Marketing & Partnerships since July 2, 2021. Prior to serving as President – Sales, Marketing & Partnerships, Mr. Felenstein served as Chief Revenue Officer of NCM, Inc. Mr. Felenstein’s original employment agreement was effective April 24, 2017 and his amended and restated employment agreement was effective July 2, 2021 and expired on June 30, 2024. The employment agreements provided for an annual base salary, subject to annual increases at the discretion of our Compensation and Leadership Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation and Leadership Committee. Our Compensation and Leadership Committee set Mr. Felenstein’s base salary at $669,500 for 2023 and remained unchanged through the expiration of his employment agreement. In addition to base salary, Mr. Felenstein was eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 85% of base salary and long-term incentive awards as determined by the Board. Mr. Felenstein also had the opportunity to receive long-term incentive awards of at least $600,000 annually as determined by our Compensation and Leadership Committee.

Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Felenstein agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Felenstein has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

In connection with his separation from the Company, Mr. Felenstein entered into a severance agreement. The severance agreement provides Mr. Felenstein with the opportunity to receive severance payments (including potential COBRA premiums) subject to his compliance with the terms of the severance agreement. Mr. Felenstein is also eligible to vest in a portion of outstanding equity awards.

2024 PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure for its three most recent fiscal years. The Board and the Compensation and Leadership Committee did not consider the pay versus performance disclosure below in making their pay decisions for any of the years presented. See “Compensation Discussion and Analysis” for information about the decisions made by the Board and the Compensation and Leadership Committee with respect to NEO compensation for the years discussed.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return	Net Income (Loss) (in $ millions)
2024	$9,693,147	$11,157,560	$3,348,770	$2,840,412	$24.0	$(22.4)
2023	$4,594,126	$4,901,525	$1,969,312	$2,004,290	$15.4	$705.2
2022	$2,571,657	$706,104	$1,391,152	$773,300	$12.5	$(28.8)

(1)
The below adjustments were made to determine compensation actually paid to the PEO and Non-PEO NEOs from the total on the Summary Compensation Table.

	2024		2023		2022
Adjustments	PEO	Average non- PEO NEOs	PEO	Average non- PEO NEOs	PEO	Average non- PEO NEOs
Deduction for amounts reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for applicable FY	$(7,510,860)	$(2,428,337)	$(886,968)	$(9,404)	$(928,770)	$(417,432)
Increased based on ASC 718 fair value of awards granted during the applicable FY that remain outstanding and unvested as of applicable FY end, determined as of applicable FY end	$6,256,863	$1,322,347	$1,107,841	$16,924	$56,962	$43,343
Increase/deduction for awards granted during the prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$2,089,400	$598,300	$—	$—	$—	$—
Increase/deduction for awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in ASC 718 fair value from prior FY end to applicable FY end	$478,453	$—	$61,103	$27,956	$(737,408)	$(221,469)
Increase/deduction for awards granted during the prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$150,556	$(667)	$25,423	$1,482	$(195,045)	$(1,850)
Deduction of ASC 718 fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	$—	$—	$—	$(1,980)	$(61,292)	$(20,444)
Total Adjustments	$1,464,413	$(508,357)	$307,399	$34,978	$(1,865,553)	$(617,852)

(2)
In 2024, the Non-PEO NEOs consisted of Mr. Felenstein, Mr. Ng and Ms. Woods. In 2023 and 2022, the Non-PEO NEOs consisted of Messrs. Felenstein and Ng.

The Compensation Actually Paid to the PEO increased 127.6% and the Average Compensation Actually Paid to Non-PEO NEOs increased 41.7%, respectively from 2023 to 2024. The increase in Compensation Actually Paid to the PEO is primarily driven by the increase in stock based compensation following the grant of a management equity incentive plan at the beginning of 2024, as well as an increase in the stock price year over year, as reflected in the TSR increase of 56.0%. Net Loss increased year over year by 103.2% from 2023 to 2024, primarily due to one-time gains in 2023 related to the Chapter 11 Case recognized. The increase in Average Compensation Actually Paid to Non-PEO NEOs was also primarily driven by the increase in stock based compensation following the grant of a management equity incentive plan at the beginning of 2024 as well as an increase in the stock price year over year. The increase in Average Compensation Actually Paid to Non-PEO NEOs is less than the increase in Average Compensation Actually Paid to the PEO due to forfeitures of 2024 stock awards upon the departure of one Non-PEO NEO during the year.

From 2022 to 2023, Compensation Actually Paid to the PEO increased 594.2% and the Average Compensation Actually Paid to Non-PEO NEOs increased 159.2%, respectively. The increase in Compensation Actually Paid to the PEO is primarily driven by the one-time payments related to a retention program implemented during the Chapter 11 Proceeding to retain key members of the Company’s executive management and an increase in the stock price year over year, as reflected in the TSR increase of 23.4% and Net Income increased year over year by 2548.6% from 2022 to 2023. The increase in Average Compensation Actually Paid to Non-PEO NEOs was primarily driven by the one-time payments related to a retention program implemented during the Chapter 11 Proceeding to retain key members of the Company’s executive management.

Our compensation program is grounded in a pay-for-performance philosophy and designed with equity and cash incentive as a significant component of compensation. A key purpose of executive compensation is to attract, retain, motivate and reward talented executives.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Directors

For our 2024 fiscal year, the base retainers and meeting fees for our directors, who were not our employees or employees of Blantyre Capital (“non-employee directors”), are as follows. The base retainers and meeting fees became effective on February 9, 2024.

$0 per annum	Cash retainer for non-employee director
$100,000 per annum	Retainer for serving as Non-Employee Chair
$30,000 per annum	Additional retainer for serving as Chair of the Audit Committee
$20,000 per annum	Additional retainer for serving as Chair of the Compensation and Leadership Committee
$20,000 per annum	Additional retainer for serving as Chair of the Nominating and Governance Committee
$15,000 per annum	Additional retainer for serving as a member of the Audit Committee
$10,000 per annum	Additional retainer for serving as a member of the Compensation and Leadership Committee
$10,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee

Non-Employee Chairman Cash Retainers. The compensation for the non-employee chair is inclusive of all committee chair and member fees and was reviewed by the Nominating and Governance Committee, with the assistance of Meridian, and approved by the Board.

Restricted Stock Units. During 2024, non-employee directors received quarterly grants with a fair market value of $50,000. Non-employee directors may choose to elect up to 20% of their quarterly grant in cash. This election must be made while not in a blackout period. The number of shares was determined by utilizing the weighted average closing price of the five days before and five days after the respective quarterly earnings release. For the first and second quarter of 2024, the shares vested immediately on the grant date. For the third and fourth quarter of 2024, the shares granted will vest on the date on the 2025 Annual Stockholder Meeting.

2025 Non-Employee Director Retainer. For our 2025 fiscal year, our non-employee directors will receive an annual cash retainer equal to $80,000 annually and a $120,000 restricted stock unit grant that will vest one year from the grant date. Directors may elect to receive restricted stock units in lieu of all or a portion of the annual cash retainer upon the same terms as the annual restricted stock unit grant.

We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our Board of Directors.

Employee Directors

Our employees and employees of Blantyre Capital who also served as directors received compensation for their services as employees from their respective employers, but they did not receive any additional compensation from us for their service as our directors or members or chairs of committees.

FISCAL 2024 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	All Other Compensation	Total
Bernadette Aulestia (3)	$60,000	(4)	$160,000	$—	$220,000
Nicholas Bell	$20,000	(4)	$200,000	$—	$220,000
David Glazek	$73,118	(5)	$160,000	$—	$233,118
Juliana F. Hill	$70,000	(4)	$160,000	$—	$230,000
Nathan Lane	$5,069	(6)	$69,780	$—	$74,849
Jean-Philippe Maheu (3)	$55,000	(4)	$160,000	$—	$215,000
Joseph Marchese	$15,000		$200,000	$—	$215,000
Lauren Zalaznick (3)	$106,813	(7)	$200,000	$—	$306,813

(1)
The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2024 Director Compensation Table above. All of the Fees Earned or Paid in Cash shown above reflect the prorated amounts paid for any amounts paid following any changes in positions.

Name	Annual Retainer	Committee Chair Retainer	Committee Member Retainer	Total
Bernadette Aulestia (4)	$40,000	$20,000	$—	$60,000
Nicholas Bell (4)	$10,000	$—	$10,000	$20,000
David Glazek (5)	$40,000	$13,146	$19,973	$73,118
Juliana F. Hill (4)	$40,000	$30,000	$—	$70,000
Nathan Lane (6)	$—	$—	$5,069	$5,069
Jean-Philippe Maheu (4)	$40,000	$—	$15,000	$55,000
Joseph Marchese	$—	$—	$15,000	$15,000
Lauren Zalaznick (7)	$—	$106,813	$—	$106,813
(2)
The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 26, 2024, filed on March 6, 2025.
(3)
Ms. Aulestia, Mr. Maheu and Ms. Zalaznick will serve until the 2025 Annual Stockholder's Meeting.
(4)
Ms. Aulestia, Mr. Bell, Ms. Hill and Mr. Maheu elected to receive 20% of their respective quarterly stock grants in cash.
(5)
Mr. Glazek's compensation was prorated for his time served in each position. Mr. Glazek served on the Audit Committee until August 26, 2024 and as Chair of the Compensation and Leadership Committee since May 1, 2024. Mr. Glazek elected to receive 20% of his quarterly stock grants in cash.
(6)
Mr. Lane’s compensation was prorated for his time served in each position, as he has served on the Board since May 22, 2024 and on the Audit Committee since August 26, 2024.
(7)
Ms. Zalaznick’s compensation includes her retainer as Chair of the Board for fiscal year 2024 and for her prorated time served as Chair of the Compensation and Leadership Committee, which was through May 1, 2024.

The awards are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2024 Director Compensation Table above and outstanding stock awards at December 26, 2024.

	Fiscal 2024 Grants				Outstanding Equity Awards at December 26, 2024
Name	Grant Date	Number of RSUs	Grant Date Fair Value of Stock Awards		Number of RSUs That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (1)
Bernadette Aulestia	N/A	N/A	N/A	(2)	28,450	$191,753
Nicholas Bell	N/A	N/A	N/A	(2)	28,450	$191,753
David Glazek	N/A	N/A	N/A	(2)	28,450	$191,753
Juliana F. Hill	N/A	N/A	N/A	(2)	28,450	$191,753
Jean-Philippe Maheu	N/A	N/A	N/A	(2)	28,450	$191,753
Joseph Marchese	N/A	N/A	N/A	(2)	28,450	$191,753
Lauren Zalaznick	N/A	N/A	N/A	(2)	28,450	$191,753
Bernadette Aulestia	3/26/2024	8,502	$40,000	(3)	—	$—
Nicholas Bell	3/26/2024	10,627	$50,000	(3)	—	$—
David Glazek	3/26/2024	8,502	$40,000	(3)	—	$—
Juliana F. Hill	3/26/2024	8,502	$40,000	(3)	—	$—
Jean-Philippe Maheu	3/26/2024	8,502	$40,000	(3)	—	$—
Joseph Marchese	3/26/2024	10,627	$50,000	(3)	—	$—
Lauren Zalaznick	3/26/2024	10,627	$50,000	(3)	—	$—
Bernadette Aulestia	5/14/2024	8,774	$40,000	(3)	—	$—
Nicholas Bell	5/14/2024	10,968	$50,000	(3)	—	$—
David Glazek	5/14/2024	8,774	$40,000	(3)	—	$—
Juliana F. Hill	5/14/2024	8,774	$40,000	(3)	—	$—
Jean-Philippe Maheu	5/14/2024	8,774	$40,000	(3)	—	$—
Joseph Marchese	5/14/2024	10,968	$50,000	(3)	—	$—
Lauren Zalaznick	5/14/2024	10,968	$50,000	(3)	—	$—
Bernadette Aulestia	8/13/2024	6,769	$40,000	(3)	—	$—
Nicholas Bell	8/13/2024	8,461	$50,000	(3)	—	$—
David Glazek	8/13/2024	6,769	$40,000	(3)	—	$—
Juliana F. Hill	8/13/2024	6,769	$40,000	(3)	—	$—
Nathan Lane (4)	8/13/2024	3,347	$19,780	(3)	—	$—
Jean-Philippe Maheu	8/13/2024	6,769	$40,000	(3)	—	$—
Joseph Marchese	8/13/2024	8,461	$50,000	(3)	—	$—
Lauren Zalaznick	8/13/2024	8,461	$50,000	(3)	—	$—
Bernadette Aulestia	11/13/2024	5,820	$40,000	(5)	5,820	$39,227
Nicholas Bell	11/13/2024	7,275	$50,000	(5)	7,275	$49,034
David Glazek	11/13/2024	5,820	$40,000	(5)	5,820	$39,227
Juliana F. Hill	11/13/2024	5,820	$40,000	(5)	5,820	$39,227
Nathan Lane	11/13/2024	7,275	$50,000	(5)	7,275	$49,034
Jean-Philippe Maheu	11/13/2024	5,820	$40,000	(5)	5,820	$39,227
Joseph Marchese	11/13/2024	7,275	$50,000	(5)	7,275	$49,034
Lauren Zalaznick	11/13/2024	7,275	$50,000	(5)	7,275	$49,034

(1)
Amounts are based on the closing stock price, $6.74 per share, on December 26, 2024.
(2)
This award was granted on August 18, 2023 and will vest on August 18, 2027. Sales of shares of common stock issued pursuant to this award are subject to transfer restrictions until six months after their departure from the Company.
(3)
This award vested immediately on the grant date. The value of the shares represents the retainer for the preceding quarter. The number of shares was determined by utilizing the weighted average closing price of the five days before and five days after the respective quarterly earnings release.
(4)
Mr. Lane’s grant was prorated for his time served on the Board of Directors, as he was appointed to the Board on May 22, 2024.
(5)
This award will vest on the date of the 2025 Annual Stockholders Meeting. The value of the shares represents the quarterly retainer for the third quarter of 2024. The number of shares was determined by utilizing the weighted average closing price of the five days before and five days after the respective quarterly earnings release.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 26, 2024, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	5,671,341	(1)	$42.50	(2)	6,104,880	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	5,671,341		$42.50		6,104,880

(1)
Includes 234,779 stock option grants and 5,436,562 restricted stock units; no additional shares for the 2024, 2023 and 2023 PBRSU grants.
(2)
Restricted stock awards and restricted stock units are excluded as there is no exercise price for these awards.
(3)
Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan was approved by our stockholders on April 28, 2020, with additional shares authorized for issuance under the Equity Incentive Plan approved on May 4, 2022 and on November 2, 2023.

PROPOSAL NO. 2:

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.

Our Compensation and Leadership Committee believes that the Company’s compensation policies and procedures are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2024 approximately 45.1% of total compensation, assuming the target is fully achieved), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance Alignment”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by our Compensation and Leadership Committee. Our Compensation and Leadership Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.

Because your approval is advisory, it will not be binding on either our Board of Directors or the Company. However, our Compensation and Leadership Committee and Board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal No. 2.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal No. 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by our Audit Committee of the firm Grant Thornton LLP as independent auditors to audit our financial statements for the fiscal year ending January 1, 2026, and to perform other approved accounting services.

On March 19, 2024, our Audit Committee appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2024. On March 19, 2024, our Audit Committee also dismissed Deloitte & Touche LLP as our independent registered public accounting firm. The audit report of Deloitte & Touche LLP on our combined and consolidated financial statements as of and for each of the two years ended December 28, 2023 and December 29, 2022 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception that the report dated April 13, 2023 contained explanatory paragraphs as to the Company’s ability to continue as a going concern and bankruptcy proceedings.

During the fiscal years ended December 28, 2023 and December 29, 2022 and the subsequent interim period through March 19, 2024 there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in its audit reports on our combined and consolidated financial statements for such years or (ii) reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-K).

During the fiscal years ended December 28, 2023 and December 29, 2022 and the subsequent interim period through March 19, 2024, neither we nor anyone on our behalf consulted with Grant Thornton LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our combined and consolidated financial statements, and neither a written report nor oral advice was provided to us that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In deciding to appoint Grant Thornton LLP, our Audit Committee reviewed auditor independence issues and existing commercial relationships with Grant Thornton LLP and concluded that Grant Thornton LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 26, 2024.

Ratification by our stockholders of the selection of Grant Thornton LLP as our independent auditors is not required by applicable law, our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or otherwise. However, our Board of Directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Grant Thornton LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton LLP as our independent auditors, our Audit Committee will reconsider whether to retain Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Grant Thornton LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

We paid Grant Thornton LLP, the Company's independent registered public accounting firm for fiscal year 2024 and Deloitte & Touche LLP, the Company’s former independent registered public accounting firm for fiscal year 2023, the following amounts:

	2024	2023
Audit Fees (1)	$896,199	$2,107,853
Audit Related Fees	—	—
Total Audit and Related Fees	896,199	2,107,853
Tax Fees	—	—
All Other Fees (2)	—	1,895
Total Fees	$896,199	$2,109,748

(1)
In 2024 and 2023, audit fees primarily consisted of fees incurred for the audit of the annual financial statements and review of financials included in the Form 10-Qs. The fees also included $0 and $35,000, respectively, of fees for the issuance of consents and other procedures in connection with registration statement filings and other finance transactions.
(2)
Audit related fees consisted of a subscription to accounting research tools.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by our Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee Charter has delegated authority to the Audit Committee chair to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by our Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve Proposal No. 3.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal No. 3.

AUDIT COMMITTEE REPORT

The charter of our Audit Committee specifies that the purpose of the Audit Committee is to assist our Board in the oversight of management’s processes and activities relating to the following:

•
maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
•
the independent auditor’s qualifications and independence;
•
the performance of our internal audit function and independent auditor; and
•
confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, our Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 26, 2024 with management and discussed those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as all other matters required to be discussed with Grant Thornton LLP, our independent registered public accounting firm for fiscal year ended December 26, 2024. Our Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon our Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Grant Thornton LLP, our Audit Committee recommended that our Board of Directors include the audited consolidated financial statements for the fiscal year ended December 26, 2024 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.
Juliana F. Hill, Chair
Nathan Lane
Joseph Marchese

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial Ownership

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 10, 2025, the percentage of beneficial ownership for NCM, Inc. is based on 95,192,212 shares of common stock outstanding. Unless indicated below, the address of each individual listed below is 6300 S Syracuse Way, Suite 300, Centennial, CO 80111. The following table sets forth information regarding the beneficial ownership of our common stock as of March 10, 2025, by:

•
each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;
•
each of our NEOs;
•
each of our directors and nominees for director; and
•
all current directors and executive officers as a group.

The calculation of beneficial ownership is made in accordance with SEC rules. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership as of any date includes any shares as to which the person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of an equity award, without regard to whether such right expires before the expiration of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons will be deemed the beneficial owners of those securities.

The percentage of beneficial ownership of any person as of March 10, 2025 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person—which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 10, 2025—by the sum of (i) the number of shares outstanding as of March 10, 2025 plus (ii) the number of shares as to which such person (but no other person) has the right to acquire voting or investment power as of or within 60 days after March 10, 2025. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	Rights to Acquire Shares (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Blantyre Capital Limited and affiliates (2)	26,664,349	—	28.0%
Hotchkis and Wiley Capital Management, LLC (3)	6,936,947	—	7.3%
BlackRock, Inc. (4)	5,695,686	—	6.0%
Directors and Executive Officers
Thomas F. Lesinski	241,178	436,874	*
Catherine Sullivan	11,753	15,374	*
Ronnie Y. Ng	96,027	135,642	*
Maria V. Woods	66,987	62,517	*
David E. Glazek	30,934	5,820	*
Bernadette Aulestia	30,934	5,820	*
Nicholas Bell	36,945	7,275	*
Kelly Campbell	—	—	*
Juliana Hill	41,162	5,820	*
Nathan Lane	3,347	7,275	*
Jean-Philippe Maheu	30,934	5,820	*
Joseph Marchese	36,945	7,275	*
Lauren Zalaznick	36,945	7,275	*
All current directors and executive officers as a group (12 persons)	627,146	702,787	1.4%

* Less than one percent

(1)
Reflects the number of shares of NCM, Inc. common stock that can be acquired as of March 10, 2025 or within 60 days thereafter through the exercise of stock options or settlement of PBRSUs or TBRSUs. These shares are excluded from the column headed “Shares of NCM, Inc. Common Stock” but are included in the ownership percentages reported in the column headed “Percent of NCM, Inc. Common Stock.”
(2)
Based on information contained in the Schedule 13D/A filed on November 18, 2024 by Mubashir Mukadam; Blantyre Mulanje II GP Limited; Blantyre Fund II (GP) Limited; Blantyre Fund III (GP) Limited; Blantyre Capital Limited; Blantyre Mulanje II DAC; BSSF II Ireland DAC; BSSF III DAC; Blantyre Mulanje III GP Limited; Blantyre Capital ICAV. Mr. Mukadam controls, either directly or indirectly, each of the other reporting persons, and has shared voting and dispositive power of all 26,664,349 shares beneficially owned. The address of each of Mr. Mukadam, Blantyre Mulanje II GP Limited, Blantyre Fund II (GP) Limited, Blantyre Fund III (GP) Limited, Blantyre Capital Limited and Blantyre Mulanje III GP Limited is 52 Jermyn Street, London, SW1Y 6LX, United Kingdom. The address of each of Blantyre Mulanje II DAC, BSSF II Ireland DAC, BSSF III DAC and Blantyre Capital ICAV is 55 Charlemont Place, Dublin D02 F985, Ireland.
(3)
Based on information contained in the Schedule 13G filed on November 14, 2024 by Hotchkis and Wiley Capital Management, LLC. The address of Hotchkis and Wiley Capital Management, LLC is 601 S. Figueroa Street, 39th Fl, Los Angeles, CA 90017.
(4)
Based on information contained in the Schedule 13G filed on November 8, 2024 by BlackRock, Inc. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

NCM, Inc., a Delaware corporation, was organized on October 5, 2006 and began operations on February 13, 2007 upon completion of its IPO. NCM, Inc. is a holding company that manages its consolidated subsidiary, NCM LLC. NCM, Inc. has no business operations or material assets other than its cash and ownership interest of approximately 100% of the common membership units in NCM LLC as of December 26, 2024.

Transactions with NCM LLC

NCM LLC Operating Agreement

NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should AMC, Cinemark and/or Regal desire to exercise its option to redeem common membership units), and on January 23, 2019 (to update the member’s rights following changes within the tax partnership rules). Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the NCM LLC Operating Agreement. Certain basic terms of the restated operating agreement are as follows:

Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. As long as we are the manager of NCM LLC, unless the ESA Parties approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act and activities incidental to the foregoing. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.

Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2024 and 2023, we acquired 1,443,443 and 274,616 units, respectively, due to vesting of restricted stock units.

Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly.

Positive available cash distributions generated by NCM LLC to NCM, Inc. for the second, third and fourth quarter of 2024 totaled $36.4 million and for the fourth quarter of 2023 totaled $30.3 million. The Company generated negative available cash for the first quarter of 2024 of $10.2 million, and the Company generated negative available cash for the nine months ended September 28, 2023 of $50.6 million. The positive available cash generated by NCM LLC for the second quarter of 2024, of $1.3 million, was completely offset against the accumulated negative available cash amounts generated in prior years in accordance with the terms of the NCM LLC Operating Agreement. These amounts can only be offset against positive available cash within the second quarter of future years.

Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the NCM LLC Operating Agreement. AMC’s ownership, as of December 26, 2024, was approximately 0.0% of NCM LLC and 0.0% NCM, Inc, and AMC is not considered a related party for the year ended December 26, 2024. Cinemark’s ownership, as of December 26, 2024, could be as high as 4.6% of NCM, Inc. and 0.0% of NCM LLC, and Cinemark is not considered a related party for the year ended December 26, 2024.

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president, chief financial officer, general counsel and other top executives. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan, the National CineMedia, Inc. 2016 Equity Incentive Plan and the National CineMedia, Inc. 2020 Omnibus Incentive Plan. Pursuant to this agreement, NCM LLC reimbursed expenses of approximately $21.9 million during 2024 and $21.7 million in 2023.

Other Transactions

Sale of Fathom Events Business to AC JV, LLC

On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the ESA Parties and 4% by us. NCM LLC’s investment in AC JV, LLC was $0.8 million as of December 26, 2024 and $0.7 million as of December 28, 2023. During the years ended December 26, 2024 and December 28, 2023, NCM LLC received cash distributions from AC JV, LLC of $1.2 million and $0.6 million, respectively. During the years ended December 26, 2024 and December 28, 2023, NCM LLC recorded equity in earnings of $1.2 million and $0.6 million for AC JV, LLC, respectively. In connection with the sale, we entered into a transition services agreement and a services agreement.

Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincides with the ESAs, subject to certain exceptions. The amounts earned under the service agreement were not in excess of $120,000.

Review, Approval or Ratification of Transactions with Related Persons

Our written Statement of Policy with Respect to Related Party Transactions requires that transactions (i) of the type described in Section 144(a) of the Delaware General Corporation Law or (ii) otherwise involving us and in which a related party (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest and in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, be approved by our Audit Committee or another committee of the Board composed solely of disinterested directors. In determining whether to approve, ratify or disapprove of the entry into a related party transaction, the reviewing committee considers all relevant material information and takes into account, among other factors, whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party, and whether there are any compelling business reasons for the Company to enter into the transaction and the nature of alternative transactions, if any. Certain transactions and relationships have been determined not to constitute related party transactions for purposes of the policy, including (a) executive officer compensation approved by our Compensation and Leadership Committee or Board, (b) director compensation, (c) interests arising solely from ownership of our common stock and other stockholders have the same proportional interest, (d) certain interests arising from the related party’s position as a director, employee or beneficial owner of less than 10% of another company, (e) any transaction involving a related party where the rates or charges involved are determined by competitive bids, and (f) any indemnification and advancement of expenses provided by our governing documents or by agreement with the related party. Our certificate of incorporation also requires that the Board and a majority of the independent directors approve (i) any modification or amendment of an ESA, and (ii) the entry into or amendment of any other contract or transaction between us or NCM LLC, on the one hand, and an ESA Party, on the other hand, in each case when payments to or from us or NCM LLC resulting from the modification, amendment, contract or transaction could reasonably be expected to exceed $50,000.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at https://investor.ncm.com. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

INSIDER TRADING POLICY

We have adopted an Insider Trading Policy that governs purchases, sales and other dispositions of our securities, as well as the disclosure of material, nonpublic information about our Company, by our directors, officers and associates that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended 2024.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such reports filed electronically with the SEC and on written information given to us by the reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended December 26, 2024, except that one Form 4 for Nicholas Bell was amended on November 20, 2024 to correct the number of securities acquired and owned for his November 13, 2024 time-based restricted stock unit grant.

PROPOSALS OF STOCKHOLDERS

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Proposals not submitted pursuant to SEC Rule 14a-8 and any director nominees must satisfy our bylaw requirements. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, between December 31, 2025 and January 30, 2026.

Stockholders wishing to include proposals in the proxy materials pursuant to Rule 14a-8 in relation to the 2026 annual meeting of stockholders must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 11, 2025. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our certificate of incorporation. If we are not notified of intent to present a proposal outside of Rule 14a-8 at our 2026 annual meeting of stockholders by January 30, 2026, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

No other business has been properly submitted for consideration at the Annual Meeting in the manner specified under our bylaws; therefore no other matters will be brought before the Annual Meeting.

BY THE BOARD OF DIRECTORS

Maria V. Woods

Executive Vice President, General Counsel and Secretary

NCM
we get audiences

VOTE

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Your vote matters – here's how to vote!

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2025 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David E. Glazek	☐	☐	02 - Nicholas Bell	☐	☐	03 - Kelly Campbell	☐	☐
04 - Juliana F. Hill	☐	☐	05 - Nathan "Tripp" Lane	☐	☐	06 - Thomas F. Lesinski	☐	☐
07 - Joseph Marchese	☐	☐						

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2025 Annual Meeting Admission Ticket

2025 Annual Meeting of National CineMedia, Inc. Stockholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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National CineMedia, Inc.

Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 1, 2025

Maria V. Woods and Thomas F. Lesinski, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National CineMedia, Inc. to be held on May 1, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the Board of Directors, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise.

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